EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

ESSEX PROPERTY TRUST, INC.,

BRONCO ACQUISITION SUB, INC.

and

BRE PROPERTIES, INC.

dated as of

December 19, 2013

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ii

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Exhibit A	Form of Parent Voting Agreement

Exhibit B	Form of Company Voting Agreement

Exhibit C	Form of Surviving Entity Certificate of Incorporation

Exhibit D	Form of Surviving Entity Bylaws

Exhibit E-1	Parent Tax Representation Letter to Goodwin Procter LLP

Exhibit E-2	Parent Tax Representation Letter to Latham & Watkins LLP and Goodwin Procter LLP

Exhibit E-3	Company Tax Representation Letter to Latham & Watkins LLP and Goodwin Procter LLP

Exhibit E-4	Company Tax Representation Letter to Latham & Watkins LLP and Goodwin Procter LLP

Exhibit F	[Intentionally Omitted]

Exhibit G	Form of REIT Opinion of Latham & Watkins LLP

Exhibit H	Form of 368 Opinion of Goodwin Procter LLP

Exhibit I	Form of REIT Opinion of Goodwin Procter LLP

Exhibit J	Form of 368 Opinion of Latham & Watkins LLP

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated December 19, 2013, is by and among Essex Property Trust, Inc., a Maryland corporation (“Parent”), Bronco Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and BRE Properties, Inc., a Maryland corporation (the “Company”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties wish to effect a business combination through a merger of the Company with and into Merger Sub, with Merger Sub being the surviving corporation (the “Merger”), and each outstanding share of common stock, $0.01 par value per share, of the Company (the “Company Common Stock” or “Company Shares”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”), (b) directed that the Merger and the other Transactions be submitted for consideration at a meeting of the Company’s stockholders and (c) resolved to recommend that the Company’s stockholders vote in favor of the approval of the Merger and the other Transactions (the “Company Board Recommendation”) and to include such recommendation in the Joint Proxy Statement;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (a) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Merger and the other Transactions, (b) directed that the issuance of shares of Parent Common Stock in connection with the Merger be submitted for consideration at a meeting of Parent’s stockholders, and (c) resolved to recommend that the stockholders of Parent vote in favor of the approval of the issuance of shares of Parent Common Stock in connection with the Merger and to include such recommendation in the Joint Proxy Statement;

WHEREAS, Parent, in its capacity as the sole stockholder of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other Transactions;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, certain of the Company’s stockholders listed on Schedule B have executed and delivered to Parent a voting agreement in the form attached hereto as Exhibit A pursuant to which such stockholders have agreed to vote to approve the Merger and the other Transactions;

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WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, certain of Parent’s stockholders listed on Schedule B have executed and delivered to the Company a voting agreement in the form attached hereto as Exhibit B pursuant to which such stockholders have agreed to vote to approve the issuance of Parent Common Stock in connection with the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I

THE MERGER

Section 1.1           The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the DGCL, at the Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, the Surviving Entity will be a wholly owned subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the MGCL and the DGCL.

Section 1.2           Closing. The closing of the Merger (the “Closing”) will take place at 8:00 a.m., Eastern time, at the offices of Goodwin Procter LLP, Three Embarcadero Center, 24th Floor, San Francisco, California 94111-4003, on the second (2nd) business day after the satisfaction or, to the extent permitted hereunder, waiver of the last of the conditions set forth in Article VII to be satisfied or waived by the Party entitled to the benefit of the same (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent; provided, however, if Parent has not obtained the Specified Consents as of such date, Parent may extend the Closing to a date that is not later than two (2) business days after the receipt of the Specified Consents but in no event later than June 16, 2014. The date on which the Closing actually takes place is referred to as the “Closing Date.”

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Section 1.3           Effective Time. On the Closing Date, the Company, Parent and Merger Sub shall (i) cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL, (ii) cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the DSOS as provided under the DGCL and (iii) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL or the DGCL in connection with the Merger. The Merger shall become effective at the latest of such time as the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger is duly filed with the DSOS or on such other date and time (not to exceed thirty (30) business days from the date the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger is duly filed with the DSOS) as shall be agreed to by the Company and Parent and specified in the Articles of Merger and the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 1.4           Governing Documents. At the Effective Time, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time and attached hereto as Exhibit C and Exhibit D, respectively, shall be the certificate of incorporation and bylaws of the Surviving Entity, until thereafter amended, subject to Section 6.4, in accordance with applicable Law and the applicable provisions of such certificate of incorporation and bylaws.

Section 1.5           Directors and Officers of the Surviving Entity. The directors of Merger Sub immediately prior to the Effective Time shall be and become the directors of the Surviving Entity as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Entity. The officers of Merger Sub immediately prior to the Effective Time shall be and become the officers of the Surviving Entity as of the Effective Time.

Section 1.6           Parent Board Representation. The Parties shall take all actions necessary so that as of the Effective Time, the Parent Board shall be increased by three (3) and the Parent Board shall appoint three (3) individuals from the Company Board designated by the Company and reasonably acceptable to the Parent Board (the “Company Designees”), to serve on the Parent Board, initially, until the next annual meeting of Parent’s stockholders in accordance with the Parent Governing Documents, and who shall also be nominated by the Parent Board for election (or re-election) to the Parent Board at the next annual meeting of Parent’s stockholders in accordance with the Parent Governing Documents, to serve until the next subsequent annual meeting of the Parent’s stockholders and until their respective successors are duly elected and qualify. The Company and Parent agree that in the event that any of the Company Designees is unable to serve, for any reason, as a director of Parent at the Effective Time, the Company shall have the right to designate another individual currently serving on the Company Board to serve as a director of Parent, and to become a Company Designee, in place of such Company Designee originally designated; provided that such other individual currently serving on the Company Board to be appointed to the Parent Board at the Effective Time shall likewise be reasonably acceptable to Parent. Parent further agrees that in the event that any Company Designee who commences his or her service on the Parent Board as of the Effective Time is unable or otherwise fails to serve, for any reason (other than on account of the failure of such individual to be re-elected notwithstanding his or her nomination for re-election by the Parent Board), as a director of Parent for the full term or terms of office as contemplated above (until the second annual meeting of the Parent’s stockholders following the Effective Time), the Parent and the Parent Board shall, subject to their duties under applicable law, take all actions necessary to appoint or nominate for election, as applicable, to the Parent Board an individual or individuals serving, as of the date hereof, on the Company Board that is designated by the Company Designees then still serving on the Parent Board, if any, and reasonably acceptable to Parent for the remainder of period for which Company Designees are to serve, as contemplated above.

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Section 1.7           Tax Consequences. It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement, insofar as it provides for the Merger and the payment of Merger Consideration, be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Section 1.8           Alternative Merger Structure. Parent may elect prior to the Closing Date to have Merger Sub be a limited liability company rather than a corporation, in which case, all provisions in this Agreement related to Merger Sub and the Surviving Entity shall be deemed mutatis mutandis to take into account the change in the structure type of Merger Sub.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1           Treatment of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or of Merger Sub:

(a)          Treatment of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Shares to be cancelled in accordance with Section 2.1(c)) shall be converted into the right to receive (i) 0.2971 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares (the “Stock Consideration”) of common stock, par value $0.0001 per share, of Parent (the “Parent Common Stock”), and (ii) $12.33 in cash (the “Cash Consideration”), subject to adjustment as provided in Section 2.1(e), and in each case, subject to any applicable withholding Tax (collectively, the “Merger Consideration”). From and after the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Company Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Company Share in accordance with Section 2.2, including the right to receive, pursuant to Section 2.6, cash in lieu of fractional shares of Parent Common Stock, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 2.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.2(f).

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(b)          Treatment of Company Preferred Stock. At least thirty (30) days prior to the Company Stockholder Meeting, or at such other time as mutually agreed to by the Parties, the Company shall deliver a redemption notice in accordance with the Company Certificate and the MGCL to redeem all of the outstanding Company Series D Preferred Stock as of immediately prior to the anticipated Closing Date (the “Preferred Redemption”). The Parties shall take all actions necessary so that as of immediately prior to the Effective Time, no shares of Company Series D Preferred Stock remain outstanding, including the funding by the Company of the amount necessary to redeem the Company Series D Preferred Stock.

(c)          Cancellation of Company Common Stock. All Company Shares owned by any Company Subsidiary, Parent, Merger Sub or by any of their respective Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)          Treatment of Merger Sub Capital Stock. All shares of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as shares of capital stock of the Surviving Entity.

(e)          Adjustments to Merger Consideration.

(i)          The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock outstanding after the date hereof and prior to the Effective Time. The Exchange Ratio shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Parent Common Stock outstanding after the date hereof and prior to the Effective Time.

(ii)         The Cash Consideration shall be reduced (but in no case below zero) by the per share amount of the Special Dividend declared and paid on the Common Stock pursuant to Section 6.16(c), if any.

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Section 2.2           Payment for Securities; Surrender of Certificates.

(a)          Exchange Fund. Prior to the Effective Time, Parent or Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the “Exchange Agent”). Prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Common Stock in book-entry form issuable pursuant to Section 2.1(a) equal to the aggregate Stock Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the Cash Consideration, Fractional Share Consideration and any dividends under Section 2.2(f) (such evidence of book-entry shares of Parent Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock. In the event the Exchange Fund shall be insufficient to pay the Cash Consideration, Fractional Share Consideration and any dividends under Section 2.2(f), Parent shall, or shall cause Merger Sub to, promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of the Merger Consideration, including payment of the Fractional Share Consideration, and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Entity on the earlier of (i) one (1) year after the Effective Time or (ii) the full payment of the Exchange Fund.

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(b)          Procedures for Surrender. Promptly after the Effective Time (but in no event later than two (2) business days after the Effective Time), Parent shall, and shall cause the Surviving Entity to, cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”) or non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) and whose Company Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent or the Surviving Entity, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Stock Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share pursuant to the provisions of this Article II and a check or wire transfer representing the Cash Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share pursuant to the provisions of this Article II, any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.6, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f) for each Company Share formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days following the later to occur of (i) the Effective Time or (ii) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Entity that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article II, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f), without interest thereon.

(c)          Transfer Books; No Further Ownership Rights in Company Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)          Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Entity and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f), payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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(e)          Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f).

(f)          Dividends with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 2.3           Dissenter’s Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions, so long as the provisions of Section 3-202(c)(1)(ii) of the MGCL are applicable to the Transactions.

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Section 2.4           Treatment of Company Stock Options, Company Restricted Shares; and DRIP.

(a)          As of the Effective Time, each option to purchase Company Shares (a “Company Stock Option”) whether granted under any Company Equity Plan or otherwise that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by Parent and shall be converted into a stock option (a “Parent Stock Option”) to acquire Parent Common Stock in accordance with this Section 2.4. Each such Parent Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Stock Option immediately prior to the Effective Time (but, taking into account any changes thereto provided for in the Company Equity Plans, in any award agreement or in such Company Stock Option by reason of this Agreement or the Transactions). As of the Effective Time, each such Parent Stock Option as so assumed and converted shall be for that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option and (ii) the Stock Award Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock of such Company Stock Option by (y) the Stock Award Exchange Ratio; provided that the exercise price and the number of shares of Parent Common Stock subject to the Parent Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. For purposes of this Agreement, “Stock Award Exchange Ratio” means the sum of the Exchange Ratio and the Cash Consideration Exchange Ratio. The “Cash Consideration Exchange Ratio” means the quotient obtained by dividing (1) the Cash Consideration by (2) the VWAP of Parent Common Stock.

(b)          As of the Effective Time, all outstanding shares of restricted stock and any associated rights to the issuance of additional Company Common Stock upon the achievement of Company performance goals (the “Company Restricted Shares”) under any Company Equity Plan that is not then vested shall be assumed by Parent and shall be converted into a restricted stock award for Parent Common Stock with associated rights to the issuance of additional shares of Parent Common Stock (the “Parent Restricted Shares”) in accordance with this Section 2.4. Such Company Restricted Shares as so assumed and converted into Parent Restricted Shares shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Restricted Shares immediately prior to the Effective Time (but, taking into account any changes thereto, including any necessary changes to any performance vesting or issuance provisions, provided for or permitted in the applicable Company Equity Plans, or in any award agreement for in such Company Restricted Shares, by reason of this Agreement or the Transactions). To the extent any such Company Restricted Shares are subject to performance vesting, and following the Effective Time the performance metrics applicable to such Company Restricted Shares otherwise cease to be measurable on substantially similar terms as immediately prior to the Effective Time, then the Parent Restricted Shares shall vest based on target performance at the time, and subject to any applicable payment conditions, prescribed by the terms in effect for such Company Restricted Shares immediately prior to the Effective Time. As of the Effective Time, such Company Restricted Shares as so assumed and converted into Parent Restricted Shares shall be for that number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock underlying such Company Restricted Shares multiplied by (ii) the Stock Award Exchange Ratio.

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(c)          Not later than the Closing Date, the Company shall deliver to the holders of Company Stock Options and Company Restricted Shares any required notices setting forth such holders’ rights pursuant to the relevant Company Stock Plans and award documents and stating that such Company Stock Options and Company Restricted Shares, have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.4 after giving effect to the Merger and the terms of the relevant Company Equity Plans).

(d)          Prior to the Effective Time, the Company shall take all necessary and appropriate actions for the adjustment of the Company Stock Options and Company Restricted Shares (collectively, the “Company Equity Awards”) as contemplated by this Section 2.4.

(e)          Parent shall reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Stock Options and Parent Restricted Shares as a result of the actions contemplated by this Section 2.4. Promptly after the Closing Date, Parent shall file an effective registration statement on Form S-4 or Form S-8 (or other applicable form) with respect to the shares of Parent Common Stock subject to such Parent Stock Options and Parent Restricted Shares and shall distribute a prospectus relating to such Form S-8, and Parent shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Stock Options and Parent Restricted Shares remain outstanding.

(f)          The Company Board has, no later than the date hereof, taken all actions to suspend or terminate the DRIP, and following such suspension or termination, will not issue any shares of Company Common Stock under the DRIP.

Section 2.5           Withholding. All amounts payable pursuant to Section 2.2 shall be paid without interest (unless otherwise noted). Any payments made pursuant to Section 2.2 shall be net of all applicable withholding Taxes that Parent, Merger Sub, the Surviving Entity and the Exchange Agent, as the case may be, shall be required to deduct and withhold under applicable Law. To the extent that amounts are so deducted and withheld by the applicable payor and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6           Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the VWAP of Parent Common Stock.

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Section 2.7           Debt Exchange Offers and Consent Solicitations

(a)          Parent shall cause Parent LP to use its commercially reasonable efforts to commence on the date that is no later than thirty (30) business days prior to the Closing Date, or any other date mutually agreed to by the Parties, on at least two (2) days’ notice to the Company, offers to exchange, with respect to, all or substantially all of the outstanding aggregate principal amount of the Company’s (i) 5.500% Notes due 2017, (ii) 5.200% Notes due 2021 and (iii) 3.375% Senior Notes due 2023 (the “Notes”), and related consent solicitations on the Company’s behalf to amend, supplement and/or remove certain provisions in the indenture governing the Notes upon terms mutually agreed to by the Parties after consultation with their legal and financial advisors; provided that the Parties agree that the new notes to be issued by Parent LP (the “New Notes”) will be issued pursuant to a private placement. In addition, the Parties agree that the New Notes will (i) have substantially the same covenant package (including the provisions and definitions applicable to early make-whole redemptions) as is included in the indenture that governs Parent’s most recent issuance of senior notes, (ii) have the same interest rates, interest payment dates, record dates, maturity dates, and discount rates used in the make-whole formulations as are included in the Notes and (iii) include such other customary terms and conditions as are reasonably acceptable to the Company and Parent (including the related consent solicitations, collectively, the “Debt Exchange Offers”); provided that (A) this Agreement shall not have been terminated in accordance with Section 8.1, and (B) at the time of such commencement, the Company shall have otherwise performed or complied with all of its agreements and covenants required by this Agreement to be performed on or prior to the time that the Debt Exchange Offers are to be commenced. The Parties agree that the closing of the Debt Exchange Offers shall be conditioned upon the closing of the Merger and the Parties acknowledge and agree that the consummation of the Debt Exchange Offers is not a condition to the obligation of the Parties to consummate the Transaction.

(b)          The Company covenants and agrees that, immediately following the consent expiration date, assuming the requisite consents are received, the Company and each Company Subsidiary, to the extent necessary, shall execute supplemental indentures to the indentures governing the Notes, which supplemental indentures shall implement the amendments set forth in the Offer Documents and shall become operative immediately prior to the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Exchange Offers).

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(c)          Parent shall prepare all necessary and appropriate documentation in connection with the Debt Exchange Offers, including the offers to exchange, related letters of transmittal and other related documents (collectively, the “Offer Documents”). Parent and the Company shall cooperate with each other in the preparation of the Offer Documents. The Company shall provide reasonable assistance to Parent and Parent LP, including, without limitation, assistance with due diligence, preparation of necessary financial statements and delivery of legal opinions, “comfort letters” and other customary agreements and certificates to the extent reasonable and customary. All mailings to the holders of the Notes in connection with the Debt Exchange Offers shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of the Debt Exchange Offers any information in the Offer Documents should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated to the holders of the applicable Notes. Notwithstanding anything to the contrary in this Section 2.7, Parent shall, and shall cause Parent LP to, comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such laws are applicable in connection with the Debt Exchange Offers. To the extent that the provisions of any applicable Law conflict with this Section 2.7, Parent shall, and shall cause Parent LP to, comply with the applicable Law and shall not be deemed to have breached its obligations hereunder by such compliance.

(d)          In connection with the Debt Exchange Offers, Parent may select one or more dealer managers, information agents, exchange agents, trustees, depositaries and other agents reasonably acceptable to the Company to provide assistance in connection therewith and the Company (and the Company Subsidiaries, as necessary) shall enter into agreements (including indemnities) reasonably acceptable to the Company with such parties so selected to the extent reasonable and customary. Parent shall pay the reasonable fees and expenses of any dealer manager, information agent, exchange agent, trustee, depositary or other agent retained in connection with the Debt Exchange Offers, and Parent further agrees to reimburse the Company for all of their reasonable out-of-pocket costs in connection with the Debt Exchange Offers promptly following incurrence and delivery of reasonable documentation of such costs. Parent shall indemnify and hold harmless the Company, the Company Subsidiaries, their respective officers and directors and each Person, if any, who controls the Company within the meaning of Section 20 of the Exchange Act for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Exchange Offers and the Offer Documents; provided, however, that Parent shall have no obligation to indemnify and hold harmless any such Person to the extent that any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred arises from disclosure regarding the Company or any Company Subsidiary that is determined to have contained a material misstatement or omission.

ARTICLE III

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

The following representations and warranties by the Company are qualified in their entirety by reference to the disclosures (i) in the Company SEC Documents filed or furnished to the SEC as applicable, on or after January 1, 2012, except for the representations and warranties set forth in Section 3.3, Section 3.5, Section 3.8(b) and Section 3.20, and prior to the date hereof (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature) and (ii) set forth in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”). Each disclosure set forth in the Company Disclosure Letter shall qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to such other Section is reasonably apparent from the text of the disclosure made.

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Section 3.1           Organization and Qualification; Subsidiaries.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the Laws of Maryland and has the requisite corporate power and authority to conduct its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is in compliance with the terms of the Company Governing Documents.

(b)          Section 3.1(b) of the Company Disclosure Letter sets forth a true and complete list of the Subsidiaries of the Company (each a “Company Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary, and the type and percentage of interest held directly or indirectly, by the Company in each Company Subsidiary. Each Company Subsidiary is in compliance in all material respects with the terms of its constituent organizational or governing documents.

(c)          Each Company Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to conduct its business as now being conducted, except for such failures to be so qualified, licensed or in good standing, would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)          Neither the Company nor any Company Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and investments in short-term securities).

(e)          The Company has made available to Parent (i) complete and correct copies of the Company Governing Documents and (ii) complete and correct copies of the organizational documents or governing documents of each Company Subsidiary.

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Section 3.2           Capitalization.

(a)          The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which (x) 3,000,000 shares are designated as 8.08% Series B Cumulative Redeemable Preferred Stock, (y) 4,000,000 shares are designated as 6.75% Series C Cumulative Redeemable Preferred Stock, and (z) 3,000,000 shares are designated as 6.75% Series D Cumulative Redeemable Preferred Stock (the “Company Series D Preferred Stock”). As of December 13, 2013, (A) 77,670,427 shares of Company Common Stock were issued and outstanding, including 485,535 Company Restricted Shares, (B) 2,159,715 shares of Company Series D Preferred Stock were issued and outstanding and no other shares of Company Preferred Stock were issued or outstanding, (C) no shares of Company Common Stock were issued and held in the treasury of the Company or otherwise owned by the Company, (D) 1,406,796 shares of Company Common Stock were reserved for issuance in connection with future grants of awards under any Company Equity Plan, and (E) 635,532 shares of Company Common Stock were reserved for issuance with respect to outstanding Company Equity Awards. All of the outstanding shares of the Company’s capital stock are, and all Company Shares which may be issued pursuant to the exercise of outstanding Company Stock Options or upon the settlement of other Company Equity Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“Company Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except for the Company Equity Awards, there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any “poison pill” or similar stockholder rights plan, relating to the issued or unissued capital stock of the Company, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Company Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Company Equity Interests”) or (y) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Shares or any capital stock of, or other Company Equity Interests in, the Company or any Company Subsidiary, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Company Subsidiary.

(b)          Section 3.2(b) of the Company Disclosure Letter sets forth a list of all outstanding Company Equity Awards as of December 13, 2013, including the name of the recipient and the applicable vesting schedule.

(c)          There are no voting trusts or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the Company Common Stock or any capital stock of, or other Company Equity Interest, of the Company or Company Subsidiary. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other Company Equity Interests.

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(d)          The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Company Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws and other than, in the case of Company Subsidiaries that are immaterial to the Company, immaterial Liens), and all of such shares of capital stock or other Company Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any Company Equity Interests in any Company Subsidiary.

(e)          Neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.

(f)          All dividends or distributions on the Company Common Stock and any material dividends or distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 3.3           Authorization; Validity of Agreement; Company Action. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, including the Merger. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board and no other corporate action on the part of the Company, pursuant to the MGCL, the DGCL or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to the approval of the Merger and the other Transactions by the Company Stockholder Approval and the filing of the Articles of Merger with, and acceptance for record by, the SDAT and the due filing of the Certificate of Merger with the DSOS. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 3.4           Board Approvals. The Company Board at a duly held meeting, has by unanimous vote (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Merger and the other Transactions, (ii) directed that the Merger and the other Transactions be submitted for consideration at the Company Stockholder Meeting, and (iii) resolved to recommend that the Company’s stockholders vote in favor of the approval of the Merger and the other Transactions and to include such Recommendation in the Joint Proxy Statement, subject to Section 5.3 and Section 5.4.

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Section 3.5           Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Company Governing Documents or the comparable organizational or governing documents of any Company Subsidiary, (b) require any filing by the Company or any Company Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supernational (a “Governmental Entity”) (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the MGCL or the DGCL in connection with the Merger, (iii) such filings with the Securities and Exchange Commission (the “SEC”) as may be required to be made by the Company in connection with this Agreement and the Merger, including (A) a joint proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting and the Parent Stockholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and (B) a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”), (iv) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement and the Merger, or (v) such filings as may be required in connection with state and local transfer Taxes, (c) result in any modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract, or (d) violate any order, writ, injunction, decree or Law applicable to the Company or any of its properties or assets; except in each of clauses (b), (c) or (d) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, breaches or defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the Merger and the other Transactions.

Section 3.6           Company SEC Documents and Company Financial Statements.

(a)          The Company has filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2011 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by the Company with the SEC, as have been amended since the time of their filing and prior to the date hereof, collectively, the “Company SEC Documents”). As of their respective filing dates the Company SEC Documents (a) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the consolidated audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents or incorporated therein by reference, including the related notes and schedules, (collectively, the “Company Financial Statements”), (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and the Company Subsidiaries in all material respects; (iii) have been or will be, as the case may be, prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act); and (vi) fairly present, in all material respects, the financial position and the results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the times and for the periods referred to therein. The Company does not have any outstanding and unresolved comments from the SEC with respect to the Company SEC Documents.

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(b)          The Company has made available to Parent complete and correct copies of all written correspondence between the SEC on one hand, and the Company, on the other hand, since January 1, 2011, other than as publicly filed as correspondence in the Electronic Data Gathering, Analysis and Retrieval Database of the SEC (“EDGAR”).

Section 3.7           Internal Controls; Sarbanes-Oxley Act. Since January 1, 2011, the Company has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Since January 1, 2011, the Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) to the Company’s knowledge, has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.8           Absence of Certain Changes.

(a)          Except as contemplated by this Agreement, since January 1, 2013, the Company and each Company Subsidiary has conducted, in all material respects, its business in the ordinary course consistent with past practice.

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(b)          Since January 1, 2013, there has not been any Company Material Adverse Effect or any Effects that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9           No Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on the balance sheet of the Company dated September 30, 2013, (b) for liabilities and obligations incurred since September 30, 2013 in the ordinary course of business, consistent with past practice, subsequent to September 30, 2013, (c) for liabilities and obligations incurred under this Agreement or in connection with the Transactions and (d) for liabilities incurred in accordance with this Agreement, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of the Company, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10         Litigation. There is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (collectively, a “Legal Proceeding”), pending against (or to the Company’s knowledge, threatened against or naming as a party thereto), the Company, a Company Subsidiary or any executive officer or director of the Company (in their capacity as such) nor, to the knowledge of the Company, is there any investigation of a Governmental Entity pending or threatened against the Company or any Company Subsidiary, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or which would reasonably be expected to prevent or materially delay the consummation of the Merger or any of the other Transactions.

Section 3.11         Company Employee Benefit Plans; ERISA.

(a)          Section 3.11(a) of the Company Disclosure Letter sets forth a correct and complete list of all material Benefit Plans maintained or contributed to by the Company or the Company Subsidiaries, or with respect to which the Company or the Company Subsidiaries have or may have any liability (the “Company Benefit Plans”).

(b)          Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Company Benefit Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code, as applicable, and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Benefit Plan or related trust. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, each Company Benefit Plan and any related trust complies in all respects, and has been administered in compliance in all respects, with ERISA, the Code, and other applicable Laws.

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(c)          No Company Benefit Plan is, and no ERISA Affiliate of the Company sponsors, maintains or has any obligation to contribute to, (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA); (ii) a pension plan subject to Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA or Section 412 of the Code; (iii) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA); or (iv) a “multiple employer plan” (as defined in Section 413 of the Code).

(d)          With respect to the Company Benefit Plans, each to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) all Company Benefit Plans (including all amendments thereto); (ii) written summaries of any Company Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the most recent annual report (Form 5500) filed with the Internal Revenue Service; (vi) the most recent determination or opinion letter from the Internal Revenue Service; (vii) the most recent summary plan description; and (viii) all material non-routine written correspondence received from the IRS, the Pension Benefit Guaranty Corporation, the U.S. Department of Labor or other applicable government agency during the last year.

(e)          To the knowledge of the Company, there has been no prohibited transaction (within the meaning of Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan.

(f)          No material liability, claim, action, audit, investigation, governmental proceeding or litigation is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan (other than for benefits payable in the ordinary course of business).

(g)          Neither the execution of this Agreement nor the consummation of the Transactions will (individually or together with the occurrence of any other event): (i) entitle any employee, director, officer or consultant of the Company or the Company Subsidiaries to severance pay or any increase in severance pay under any Company Benefit Plan or Company employment agreement upon any termination of employment on or after the date of this Agreement, (ii) accelerate the time of payment, vesting or funding or result in any payment of compensation or benefits under, or increase the amount or value of any payment to any employee, officer or director of the Company or any Company Subsidiary, or limit the right to amend, merge or terminate any Company Benefit Plan or related trust, (iii) result in payments or benefits under any Company Benefit Plan or Company employment agreement which would not be deductible under Section 280G of the Code, or (iv) result in a requirement to pay any tax “gross up” or similar “make whole” payment to any employee, director, consultant or other service provider of the Company or any Company Subsidiary.

(h)          No Company Benefit Plan provides for medical, life insurance or other health or welfare benefits (other than under Section 4980B of the Code, Part 6 of Title I of ERISA or other similar applicable Law, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or former employee.

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(i)          The per share exercise price of each Company Stock Option is no less than the fair market value of a share of Company Common Stock on the date of grant of such Company Stock Option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code. Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Benefit Plan is, or to the knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(j)          Full payment has been made, or otherwise properly accrued on the books and records of the Company and the Company Subsidiaries, of all amounts that the Company and the Company Subsidiaries are required under the terms of the Company Benefit Plans to have paid as contributions to such Company Benefit Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company through the Closing Date.

Section 3.12         Labor Matters.

(a)          Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between the Company, or any of the Company Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to their business and neither the Company nor any Company Subsidiary has experienced any strike, work stoppage, lockout, shutdown, labor dispute or other concerted interference with normal operations during the past two (2) years. To the knowledge of the Company, (i) there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries (ii) nor have there been any such organizational efforts over the past two (2) years.

(b)          There are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries, any applicant for employment or classes of the foregoing alleging unpaid or overdue wages or compensation due, breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of the Company Subsidiaries in connection with the employment relationship that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

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(c)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each individual who renders service to the Company or any Company Subsidiary who is classified by the Company or such Company Subsidiary, as applicable, as having the status of an independent contractor or other nonemployee status for any purpose (including for purposes of taxation and tax reporting and under any Company Employee Benefit Plans) is properly so classified and treated in accordance with applicable Laws and for purposes of all Company Employee Benefit Plans.

(d)          Each of the Company and the Company Subsidiaries is in compliance in all material respects with all applicable Laws and all applicable contracts and policies relating to labor and labor practices, employment and employment practices, wages, hours, and terms and conditions of employment, including the obligations of the WARN Act, and all other notification and bargaining obligations arising under any collective bargaining agreement, by applicable Law or otherwise. Within the past two (2) years, neither the Company nor any Company Subsidiary has implemented, conducted or experienced a “plant closing” or “mass layoff” as defined in the WARN Act (or any similar group personnel action requiring advance notice under the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary.

Section 3.13         Taxes.

(a)          The Company and each Company Subsidiary has timely filed with the appropriate Governmental Entity all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. The Company and each Company Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them.

(b)          The Company (i) for all taxable years commencing with the Company’s taxable year ended December 31, 1970 and through December 31, 2012 has been subject to taxation as a real estate investment trust within the meaning of Sections 856 through 860 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2013 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT through the date of the Merger; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and to the knowledge of the Company, no such challenge is pending or threatened.

(c)          To the knowledge of the Company, (i) there are no current audits, examinations or other proceedings pending with regard to any Taxes of the Company or the Company Subsidiaries; and (ii) the Company and the Company Subsidiaries have not received a written notice or announcement of any audits or proceedings, subject in each case to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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(d)          Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(e)          The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(f)          There are no Company Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing, or to the knowledge of the Company threatened to raise, a material claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreements. As used herein, “Company Tax Protection Agreements” means any written agreement to which the Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Company Subsidiary Partnership, the Company or the Company Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, and/or (C) only dispose of assets in a particular manner. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for United States federal income tax purposes.

(g)          There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except for Company Permitted Liens.

(h)          There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary, except for customary indemnification provisions contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(i)          As of the date of this Agreement, the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(j)          Neither the Company nor any Company Subsidiary is or has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

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(k)          Neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(l)          Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(m)          Neither Parent nor any Parent Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting of the Company or any Company Subsidiary for a taxable period ending on or prior to the Closing Date, (B) installment sale by the Company or any Company Subsidiary made on or prior to the Closing Date or (C) election by the Company or any Company Subsidiary under Section 108(i) of the Code made prior to the Closing Date.

(n)          Section 3.13(n) of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary and each other entity in which the Company directly, indirectly or constructively owns any equity interest of ten percent (10%) or greater (by vote or value) and their respective classification for U.S. federal income tax purposes, jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary, including in the case of any entity classified as a corporation for federal income tax purposes whether such entity has elected to be treated as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (a “Taxable REIT Subsidiary”).

(o)          Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company nor any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(p)          This Section 3.13 and Section 3.11 contain the sole representations and warranties of the Company and the Company Subsidiaries with respect to Tax matters.

(q)          Neither the Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(r)          Neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

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Section 3.14         Contracts.

(a)          Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, Section 3.14(a) of the Company Disclosure Letter sets forth a list of each note, bond, mortgage, lien, indenture, lease, license, contract or agreement, or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of its properties or assets are bound which, as of the date of this Agreement:

(i)          is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act or required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(ii)         is a Below Market Rate Agreement that encumbers or affects any Company Property for which a temporary or permanent certificate of occupancy has not been issued as of the date of this Agreement;

(iii)        is an agreement or policy for risk sharing or reinsurance with a professional reinsurance company;

(iv)         involves annual expenditures in excess of $1,500,000 and is not cancelable within sixty (60) days without material penalty to the Company or any Company Subsidiary (other than subcontractor agreements to which none of the Company, any Company Subsidiary or Company Joint Venture is a party);

(v)          contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Company Subsidiary, or upon consummation of the Transactions, Parent or its Subsidiaries, or which restricts the conduct of any line of business of the Company or any Company Subsidiary;

(vi)         establishes a partnership, joint venture or similar arrangement;

(vii)        relates to the borrowing of money or extension of credit, in each case having a principal amount of Indebtedness in excess of $1,000,000, other than accounts receivables and payables incurred or arising in the ordinary course of business consistent with past practice; or

(viii)      requires the Company or any Company Subsidiary to dispose of or acquire assets or properties with a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination.

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(b)          Each contract of the type described above in Section 3.14(a), whether or not set forth in Section 3.14(a) of the Company Disclosure Letter, is referred to herein as a “Company Material Contract.” Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable on the Company and each Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. None of the Company or any Company Subsidiary, nor, to the knowledge of the Company, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Company Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received notice of any violation or default under any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)          The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts.

Section 3.15         Investment Company Act. Neither the Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 3.16         Environmental Matters.

(a)          Except as individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(i)          The Company and each Company Subsidiary are in compliance with all Environmental Laws.

(ii)         The Company and each Company Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii)        Neither the Company nor any Company Subsidiary has assumed, by contract or, to the knowledge of the Company, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(iv)         Neither the Company nor any Company Subsidiary has caused, and to the knowledge of the Company, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by the Company or any Company Subsidiary under any Environmental Law.

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(v)          There is no site to which the Company or any Company Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the knowledge of the Company, is or may become the subject of any Legal Proceeding under Environmental Law.

(vi)         True, correct and complete copies of all material Phase I and Phase II environmental site assessments and/or reports pertaining to the Company Properties in the Company’s possession have been made available to Parent.

(b)          Except as disclosed to Parent in the reports and documentation made available to Parent prior to the date hereof, neither the Company nor any Company Subsidiary has received any written notice, demand, letter or claim from any Governmental Entity alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against the Company or any Company Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of the Company, threatened against the Company and any Company Subsidiary under any Environmental Law.

(c)          Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law.

(d)          This Section 3.16 contains the exclusive representations and warranties of the Company with respect to environmental matters.

Section 3.17         Intellectual Property.

(a)          Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property Rights necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (ii) the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (iii) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Intellectual Property rights owned by the Company or any Company Subsidiary, and (iv) to the knowledge of the Company, no third party is currently infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary. The Company and the Company Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

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(b)          This Section 3.17 contains the exclusive representations and warranties of the Company with respect to Intellectual Property Rights matters.

Section 3.18         Compliance with Laws; Permits.

(a)          (i) Each of the Company and the Company Subsidiaries has complied and is in compliance with all Laws which affect the business, properties or assets of the Company, and (ii) no notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary alleging any non-compliance with any such Laws, except in each case above for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Section 3.18(a), the provisions of this Section 3.18(a) shall not apply to matters discussed in Section 3.11, Section 3.13, Section 3.16 and Section 3.19.

(b)          The Company and the Company Subsidiaries are in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties or to carry on its business in the manner described in the Company SEC Documents filed prior to the date hereof and as is being conducted as of the date of this Agreement (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to possess and maintain such Company Permits in full force and effect have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Entity, except in each case for failures to file which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any claim or notice nor has any knowledge indicating that the Company or any Company Subsidiary is currently not in compliance with the terms of any such Company Permits, except where the failure to be in compliance with the terms of any such Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.19         Properties.

(a)          Section 3.19(a) of the Company Disclosure Letter sets forth a list of the address of each real property (other than the Company Office Leases) owned, leased (as lessee or sublessee), including ground leased by the Company, any Company Subsidiary or any Company Joint Venture as of the date of this Agreement (all such real property interests, together with all right, title and interest of the Company and any Company Subsidiary in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”). Section 3.19(a) of the Company Disclosure Letter sets forth a list of the address of any real property which, as of the date of this Agreement, is under contract by the Company, any Company Subsidiary or any Company Joint Venture for purchase or which is required under a binding contract to be leased or subleased by the Company, any Company Subsidiary or any Company Joint Venture after the date of this Agreement or which grants to the Company or any Company Subsidiary an option, right of first refusal, right of first offer, or other right to purchase such real property. There are no real properties that Company, any Company Subsidiary or any Company Joint Venture is obligated to buy, lease or sublease at some future date.

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(b)          The Company, any Company Subsidiary or any Company Joint Venture owns good and valid legal fee simple title or leasehold title (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the purposes of this Agreement, “Company Permitted Liens” means any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Company Financial Statements (if such reserves are required pursuant to GAAP), or that are otherwise not material, (iii) any Company Material Contracts or other service contracts, management agreements, leasing commission agreements, made available to Parent prior to the date hereof and that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (iv) any Company Leases or ground leases (including Company Ground Leases) or air rights affecting any Company Property, (v) Liens imposed or promulgated by Law or any Governmental Entity, including zoning regulations, permits and licenses, (vi) Liens that are disclosed on the existing Company Title Insurance Policies, preliminary title policies and title commitments provided by or on behalf of the Company, any Company Subsidiary or any Company Joint Venture to Parent prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Company Financial Statements (if such reserves are required pursuant to GAAP), or that are otherwise not material, and (viii) any other Liens, limitations, restrictions or title defects that do not materially impair the value of the applicable Company Property or the continued use and operation of the applicable Company Property as currently used and operated. None of the Company, any Company Subsidiary or any Company Joint Venture has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

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(c)          None of the Company, any Company Subsidiary or any Company Joint Venture has received (i) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements (or the development or construction of the buildings and improvements intended to be developed and constructed by the Company) on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(d)          No condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned Company Property or, to the knowledge of the Company, any Company Property leased by the Company, any Company Subsidiary or any Company Joint Venture, and none of the Company, any Company Subsidiary or any Company Joint Venture has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of the Company Properties, or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Company Property or required to develop any Company Property as intended to be developed by the Company. To the knowledge of the Company, true, correct and complete copies of any and all zoning and/or entitlements memoranda and/or analyses regarding any Company Property in the Company’s possession have been made available to Parent.

(e)          Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the rent roll summaries for each of the Company Properties as previously provided to Parent, and the schedules with respect to the Company Properties subject to triple-net leases, which schedules have previously been made available to Parent, correctly reference each lease or sublease that was in effect as of the dates shown therein and to which the Company, any Company Subsidiary or any Company Joint Venture is a party as lessor or sublessor with respect to each of the applicable Company Properties (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto, the “Company Leases”). Section 3.19(e) of the Company Disclosure Letter sets forth, as of November 30, 2013, the aggregate current annualized rent and security deposit amounts currently held for each Company Property.

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(f)          True and complete (in all material respects) copies of all ground leases affecting the interest of the Company, any Company Subsidiary or any Company Joint Venture in the Company Properties (the “Company Ground Leases”), in each case in effect as of the date of this Agreement, have been provided to Parent. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) none of the Company, any Company Subsidiary or any Company Joint Venture is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Company Ground Lease, (ii) no event has occurred which would result in a breach or violation of, or a default under, any Company Ground Lease by the Company, any Company Subsidiary, any Company Joint Venture or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time) and no tenant under a Company Ground Lease is in monetary default under such Company Ground Lease, and (iii) each Company Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company, a Company Subsidiary or a Company Joint Venture and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). None of the Company, any Company Subsidiary or any Company Joint Venture is party to any oral Company Ground Lease.

(g)          There are no Tax abatements or exemptions specifically affecting Company Properties, and the Company, the Company Subsidiaries and the Company Joint Venture(s) have not received any written notice of (and the Company, the Company Subsidiaries and the Company Joint Venture(s) do not have any knowledge of) any proposed increase in the assessed valuation of any of the Company Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing by an amount material to the Company and the Company Subsidiaries, considered as a whole.

(h)          As of the date of this Agreement, no purchase option, right of first refusal, right of first offer or other purchase right has been exercised under any Company Lease for which the purchase has not closed prior to the date of this Agreement.

(i)          Except for Company Permitted Liens and as set forth in contracts provided to Parent prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof that would materially adversely affect the Company’s, or any Company Subsidiary’s, ownership, ground lease or right to use a Company Property, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by the Company or any Company Subsidiary, which, in each case, is in favor of any party other than the Company or a Company Subsidiary (a “Company Third Party”).

(j)          Except pursuant to a Company Lease or any ground lease affecting any Company Property, none of the Company, any Company Subsidiary or any Company Joint Venture is a party to any agreement pursuant to which the Company, any Company Subsidiary or any Company Joint Venture manages or manages the development of any real property for any Company Third Party.

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(k)          The Company, each Company Subsidiary and each Company Joint Venture, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Property (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”). A copy of each Company Title Insurance Policy in the possession of the Company has been made available to Parent. No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(l)          The Company, the Company Subsidiaries and the Company Joint Venture(s) have good and valid legal title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third party managers), except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company’s, any of the Company Subsidiaries’ or any Company Joint Venture’s ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens and Liens that would not reasonably be expected to have a Company Material Adverse Effect. Section 3.19(l) of the Company Disclosure Letter sets forth all leased personal property of the Company, any Company Subsidiary or any Company Joint Venture with monthly lease obligations in excess of $100,000 and that are not terminable upon thirty (30) days’ notice.

(m)          Section 3.19(m) of the Company Disclosure Letter lists the parties currently providing Company Third Party property management services to the Company, a Company Subsidiary or a Company Joint Venture and the number of Company Properties currently managed by each such party (the “Company Management Agreements”). True and complete copies of all such third-party Company Management Agreements have been made available to Parent. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) none of the Company, any Company Subsidiary or any Company Joint Venture is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Company Management Agreement, (ii) no event has occurred which would result in a breach or violation of, or a default under, any Company Management Agreement by the Company, any Company Subsidiary or any Company Joint Venture, or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time) and (iii) each Company Management Agreement is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company, a Company Subsidiary or a Company Joint Venture and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). None of the Company, any Company Subsidiary or any Company Joint Venture is party to any oral Company Management Agreement.

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(n)          Section 3.19(n) of the Company Disclosure Letter sets forth a list of the currently existing Company Joint Venture(s), the corresponding percentage of ownership interest of the Company and/or the Company Subsidiary in such Company Joint Venture(s), and the address of any real property directly or indirectly held by such Company Joint Venture(s). The Company has made available to Parent with true, correct and complete copies of the operating agreements, side letters, and, to the knowledge of the Company, any material agreements to which such Company Joint Venture(s) are party. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company Joint Venture(s) are not in default under any agreement to which such Company Joint Venture is a party. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company and/or the Company Subsidiary holds good and marketable right, title and interest as the sole owner of such Company Joint Venture(s), free and clear of all Liens and claims of any kind (except Company Permitted Liens). Neither the Company nor any Company Subsidiary has received any notice of default with respect to such Company Joint Venture(s), there is not currently any dispute with any joint venture partner, and there is no litigation, suit, proceeding, action, claim, demand or investigation, at law or in equity, pending or, to the knowledge of the Company, threatened in writing (including by electronic mail) against or affecting it or its right, power or authority with respect to such Company Joint Venture. The Company and/or the respective Company Subsidiary has the right to transfer or assign its interest in such Company Joint Venture(s).

(o)          True and complete (in all material respects) copies of all Company Office Leases, in each case in effect as of the date of this Agreement, have been made available to Parent. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) none of the Company, any Company Subsidiary or any Company Joint Venture is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Company Office Lease, (ii) no event has occurred which would result in a breach or violation of, or a default under, any Company Office Lease by the Company or any Company Subsidiary, or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time) and no tenant under a Company Office Lease is in monetary default under such Company Office Lease, and (iii) each Company Office Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither the Company nor any Company Subsidiary is party to any oral Company Office Lease.

(p)          Section 3.19(p) of the Company Disclosure Letter lists each Company Property for which a temporary or permanent certificate of occupancy has not been issued as of the date of this Agreement.

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Section 3.20         Information in the Joint Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 3.20 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

Section 3.21         Opinion of Company Financial Advisor. The Company Board has received the opinion of Wells Fargo Securities, LLC (the “Company Financial Advisor”), to the effect that, as of the date of such opinion and based on and subject to the limitations, qualifications and assumptions set forth therein, the consideration to be received in the Merger pursuant to this Agreement is fair, from a financial point of view, to holders of Company Common Stock (other than Parent, Merger Sub and their respective affiliates). The Company shall make available to Parent, solely for informational purposes, a complete and current copy of such written opinion promptly after receipt thereof by the Company Board. Parent and Merger Sub acknowledge that the opinion of the Company Financial Advisor is for the benefit of the Company Board and neither Parent nor Merger Sub shall be entitled to rely on such opinion for any purpose.

Section 3.22         Insurance. The Company and the Company Subsidiaries are either self-insured or have policies of insurance covering the Company, the Company Subsidiaries and any of their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance (“Company Insurance Policies”), and in each case in such amounts and with respect to such risks and losses, which the Company believes are adequate for the operation of its business. All such insurance policies are in full effect, no written notice of cancellation has been received by the Company or any Company Subsidiary under such policies, and there is no existing default or event which, with the giving of notice of lapse or time or both, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All premiums payable under the Company Insurance Policies have been paid in all material respects, and the Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of the Company Insurance Policies. The Company will make available to Parent upon request copies of all material Company Insurance Policies.

Section 3.23         Related Party Transactions. Except as set forth in the Company SEC Documents made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2011 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (including any officer or director of any affiliate) thereof, on the other hand.

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Section 3.24         Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than the Company Financial Advisor, whose fees and expenses shall be paid by the Company), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of the Company.

Section 3.25         Takeover Statutes. The Company Board has taken all action necessary to render inapplicable to the Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other Transactions.

Section 3.26         Vote Required. The affirmative vote, at a duly called and held meeting of stockholders, of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote upon the Merger and the other Transactions (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of shares of capital stock of the Company necessary to approve the Merger and the other Transactions.

Section 3.27         Outstanding Commissions and Fees. Section 3.27 of the Company Disclosure Letter lists all broker’s, finder’s and other commissions or fees outstanding and payable to any third-party in connection with the sale, leasing or financing of the Company’s assets (or any of them) in excess of $100,000. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any such agreement described in Section 3.27 of the Company Disclosure Letter, (ii) no event has occurred which would result in a breach or violation of, or a default under, any such agreement by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time), and (iii) each such agreement is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 3.28         Potential Construction Defect Liability Exposure. Section 3.28 of the Company Disclosure Letter lists all of the apartment projects that have been developed by the Company or any Company Subsidiary (including the address of each such project) during the last ten (10) years and indicates those apartment projects that have been developed by the Company and sold prior to the date of this Agreement. All apartment projects that have been developed and sold by the Company or any Company Subsidiary have been sold subject to an enforceable covenant prohibiting the conversion or sale of such project (or any portion thereto) to or as condominiums prior to the expiration of the applicable statute of repose for construction defect claims in the jurisdiction where the project is located (or requiring insurance to obtained, prior to any such conversion or sale, to cover construction defect claims).

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Section 3.29         Option Agreement. Company has made available to Parent a true and correct copy of that certain Lease Option Agreement, dated November 21, 2003 (as heretofore amended or otherwise modified, the “Option Agreement”), by and between San Francisco Bay Area Rapid Transit District and a Company Subsidiary, Walnut Creek Transit Lifestyle Associates, LLC (“Lifestyle Associates”). There are no other material understandings or agreements between the parties to the Option Agreement related to the subject matter of the Option Agreement other than the Option Agreement. Neither Company nor Lifestyle Associates has exercised the Option (as defined in the Option Agreement) or delivered the Option Notice (as defined in the Option Agreement) or entered into the Lease (as defined in the Option Agreement) or any other agreement which obligates the Company or Lifestyle Associates or any of their affiliates to prosecute or pay for the ownership, lease or development of the Parcels (as defined in the Option Agreement). Neither the Company nor Lifestyle Associates nor any of their affiliates is obligated to exercise the Option (as defined in the Option Agreement) or deliver the Option Notice (as defined in the Option Agreement) or enter into the Lease (as defined in the Option Agreement) or any other agreement which obligates Company or Lifestyle Associates or any of their affiliates to prosecute or pay for the ownership, lease or development of the Parcels (as defined in the Option Agreement). Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, Lifestyle Associates has performed all obligations required to be performed by it prior to the date hereof under the Option Agreement and has paid all amounts which it is obligated to pay prior to the date hereof under the Option Agreement. Upon the termination of the Option Agreement on the Termination Date, Lifestyle Associates shall have no further obligations under or with respect to the Option Agreement, except as set forth in the Option Agreement.

Section 3.30         No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

The following representations and warranties are given by Parent and Merger Sub jointly and severally and are qualified in their entirety by reference to the disclosures (i) in the Parent SEC Documents filed or furnished to the SEC as applicable, on or after January 1, 2012, except for the representations and warranties set forth in Section 4.3, Section 4.5, Section 4.8(b) and Section 4.20, and prior to the date hereof (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature) and (ii) set forth in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”). Each disclosure set forth in the Parent Disclosure Letter shall qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to such other Section is reasonably apparent from the text of the disclosure made.

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Section 4.1           Organization and Qualification.

(a)          Parent is a corporation duly organized, validly existing and in good standing under the Laws of Maryland and has the requisite corporate power and authority to conduct its business as now being conducted. Parent is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is in compliance with the terms of the Parent Governing Documents.

(b)          Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority conduct its business as now being conducted. Merger Sub is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Merger Sub has delivered to or made available to the Company, prior to the execution of this Agreement, true and complete copies of any amendments to the Merger Sub Governing Documents not filed as of the date of this Agreement with the SEC. Merger Sub is in compliance with the terms of the Merger Sub Governing Documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)          Section 4.1(c) of the Parent Disclosure Letter sets forth a true and complete list of the Subsidiaries of Parent (each a “Parent Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each Parent Subsidiary, and the type and percentage of interest held directly or indirectly, by the Parent in each Parent Subsidiary. Each Parent Subsidiary is in compliance in all material respects with the terms of its constituent organizational or governing documents.

(d)          Each Parent Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to conduct its business as now being conducted, except for such failures to be so qualified, licensed or in good standing, would not reasonably be expected to have a Parent Material Adverse Effect. Each Parent Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(e)          Neither Parent nor any Parent Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Parent Subsidiaries, the Parent Joint Ventures and investments in short-term securities).

(f)          Parent has made available to the Company complete and correct copies of the Parent Governing Documents.

Section 4.2           Capitalization.

(a)          The authorized capital stock of Parent consists of (i) 656,020,000 shares of Parent Common Stock, (ii) 13,980,000 shares of preferred stock, par value $0.0001 per share (the “Parent Preferred Stock”), of which (x) 5,980,000 shares are designated as 4.875% Series G Cumulative Convertible Preferred Stock (the “Parent Series G Preferred Stock”), (y) 8,000,000 shares are designated as 7.125% Series H Cumulative Redeemable Preferred Stock (the “Parent Series H Preferred Stock”). As of December 13, 2013, (A) 38,133,432 shares of Parent Common Stock were issued and outstanding, (B) 178,249 shares of Parent Series G Preferred Stock and 2,950,000 shares of Parent Series H Preferred Stock were issued and outstanding and no other shares of Parent Preferred Stock were issued or outstanding, (C) no shares of Parent Common Stock were issued and held in the treasury of Parent or otherwise owned by Parent, (D) 1,210,387 shares of Parent Common Stock were reserved for issuance in connection with future grants of awards under any Parent Equity Plan, and (E) 707,914 shares of Parent Common Stock reserved for issuance with respect to outstanding Parent Stock Options and Parent Restricted Shares (the “Parent Equity Awards”). All of the outstanding shares of Parent capital stock are, and all shares of Parent Common Stock which may be issued pursuant to the exercise Parent Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, and all shares of Parent Common Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“Parent Voting Debt”) of Parent or any Parent Subsidiary issued and outstanding. Except for the Parent Equity Awards, there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any “poison pill” or similar stockholder rights plan, relating to the issued or unissued capital stock of Parent, obligating Parent or any Parent Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Parent Voting Debt of, or other equity interest in, Parent, any Parent Joint Venture or any Parent Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent, any Parent Joint Venture or any Parent Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Parent Equity Interests”) or (y) outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of, or other Parent Equity Interests in, Parent or any Parent Subsidiary, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in Parent or any Parent Subsidiary.

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(b)          There are no voting trusts or other agreements to which Parent or any Parent Subsidiary is a party with respect to the voting of the Parent Common Stock or any capital stock of, or other Parent Equity Interest, of Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other Parent Equity Interests except as set forth in the governance documents of the Parent Subsidiaries.

(c)          Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(d)          Parent or another Parent Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Parent Equity Interests of each of the wholly-owned Parent Subsidiaries and its outstanding shares of stock or other Parent Equity Interests of each of the other Parent Subsidiaries and Parent Joint Ventures, free and clear of any Liens (other than transfer and other restrictions under the governance documents of the Parent Subsidiaries and/or the Parent Joint Ventures and/or applicable federal and state securities Laws and other than, in the case of Parent Subsidiaries that are immaterial to Parent, immaterial Liens), and all of such shares of capital stock or other Parent Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in the governance documents of the Parent Subsidiaries and/or the Parent Joint Ventures, there are no outstanding obligations to which Parent or any Parent Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any Parent Equity Interests in any Parent Subsidiary.

(e)          All dividends or distributions on the shares of Parent Common Stock and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.3           Authorization; Validity of Agreement; Parent Action. Each of Parent and Merger Sub has all necessary corporate and limited liability company, as applicable, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, including the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by each of them of the Transactions, have been duly and validly authorized by the Parent Board and the sole stockholder of Merger Sub and no other corporate or limited liability company, as applicable, action on the part of Parent or Merger Sub, pursuant to the MGCL, the DGCL or otherwise, is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, and the consummation by each of them of the Transactions, subject, with respect to the issuance of Parent Common Stock in connection with the Merger, to the receipt of the Parent Stockholder Approval, and in the case of the Merger, the filing of the Articles of Merger with, and acceptance for record by, the SDAT and the due filing of the Certificate of Merger with the DSOS. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

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Section 4.4           Board Approvals. The Parent Board, at a duly held meeting, has by unanimous vote (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Merger and the other Transactions, (ii) directed that the issuance of shares of Parent Common Stock in connection with the Merger be submitted for consideration at the Parent Stockholder Meeting, and (iii) resolved to recommend that the stockholders of Parent vote in favor of the approval of the issuance of shares of Parent Common Stock in connection with the Merger and to include such recommendation in the Joint Proxy Statement.

Section 4.5           Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other Transaction or compliance by Parent and Merger Sub with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Parent Governing Documents, the Merger Sub Governing Documents or the comparable organizational or governing documents of any Parent Subsidiary, (b) require any filing by Parent, Merger Sub or any Parent Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the MGCL or the DGCL in connection with the Merger, (iii) such filings with the SEC as may be required to be made by Parent in connection with this Agreement and the Merger, including the Joint Proxy Statement and the Form S-4, (iv) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement and the Merger, or (v) such filings as may be required in connection with state and local transfer Taxes), (c) result in any modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Parent Material Contract, or (d) violate any order, writ, injunction, decree or Law applicable to Parent, Merger Sub or any of their properties or assets; except in each of clauses (b), (c) or (d) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, breaches or defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

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Section 4.6           Parent SEC Documents and Parent Financial Statements.

(a)          Parent has filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2011 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents and any other documents filed by Parent with the SEC, as have been amended since the time of their filing and prior to the date hereof, collectively, the “Parent SEC Documents”). As of their respective filing dates the Parent SEC Documents (a) did not (or with respect to Parent SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the consolidated audited financial statements and unaudited interim financial statements of Parent included in the Parent SEC Documents or incorporated therein by reference, including the related notes and schedule, (collectively, the “Parent Financial Statements”), (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Parent and the Parent Subsidiaries in all material respects, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act); and (iv) fairly present, in all material respects, the financial position and the results of operations and cash flows of Parent and the consolidated Parent Subsidiaries as of the times and for the periods referred to therein. Parent does not have any outstanding and unresolved comments from the SEC with respect to the Parent SEC Documents.

(b)          Parent has made available to the Company complete and correct copies of all written correspondence between the SEC on one hand, and Parent, on the other hand, since January 1, 2011, other than as publicly filed as correspondence in EDGAR.

Section 4.7           Internal Controls; Sarbanes-Oxley Act. Since January 1, 2011, Parent has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Since January 1, 2011, Parent (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (ii) to Parent’s knowledge, has disclosed to Parent’s auditors and the audit committee of the Parent Board (and made summaries of such disclosures available to the Company) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

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Section 4.8           Absence of Certain Changes.

(a)          Except as contemplated by this Agreement, since January 1, 2013 Parent and each Parent Subsidiary has conducted, in all material respects, its business in the ordinary course consistent with past practice.

(b)          Since January 1, 2013, there has not been any Parent Material Adverse Effect or any Effects that have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9           No Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on the balance sheet of Parent, dated September 20, 2013, (b) for liabilities and obligations incurred since September 30, 2013 in the ordinary course of business, consistent with past practice, subsequent to September 30, 2013, (c) for liabilities and obligations incurred under this Agreement or in connection with the Transactions and (d) for liabilities incurred in accordance with this Agreement, neither Parent nor any Parent Subsidiary has incurred any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of Parent, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.10         Litigation. There is no Legal Proceeding pending against (or to Parent’s knowledge, threatened against or naming as a party thereto), Parent, a Parent Subsidiary or any executive officer or director of Parent (in their capacity as such) nor, to the knowledge of the Parent, is there any investigation of a Governmental Entity pending or threatened against the Parent or any Parent Subsidiary, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or which would reasonably be expected to prevent or materially delay the consummation of the Merger or any of the other Transactions.

Section 4.11         Parent Employee Benefit Plans; ERISA.

(a)          Section 4.11(a) of the Parent Disclosure Letter sets forth a correct and complete list of all material Benefit Plans maintained or contributed to by Parent or the Parent Subsidiaries, or with respect to which Parent or the Parent Subsidiaries have or may have any liability (the “Parent Benefit Plans”).

(b)          Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Parent Benefit Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code, as applicable, and, to the knowledge of Parent, nothing has occurred that would adversely affect the qualification or tax exemption of any such Parent Benefit Plan or related trust. Except as would not reasonably be expected to have a Parent Material Adverse Effect, to the knowledge of Parent, each Parent Benefit Plan and any related trust complies in all respects, and has been administered in compliance in all respects, with ERISA, the Code, and other applicable Laws.

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(c)          No Parent Benefit Plan is, and no ERISA Affiliate of Parent sponsors, maintains or has any obligation to contribute to, (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA); (ii) a pension plan subject to Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA or Section 412 of the Code; (iii) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA); or (iv) a “multiple employer plan” (as defined in Section 413 of the Code).

(d)          With respect to the Parent Benefit Plans, each to the extent applicable, correct and complete copies of the following have been delivered or made available to the Company by Parent: (i) all Parent Benefit Plans (including all amendments thereto); (ii) written summaries of any Parent Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the most recent annual report (Form 5500) filed with the Internal Revenue Service; (vi) the most recent determination or opinion letter from the Internal Revenue Service; (vii) the most recent summary plan description; and (viii) all material written correspondence received from the IRS, the Pension Benefit Guaranty Corporation, the U.S. Department of Labor or other applicable government agency during the last year.

(e)          To the knowledge of Parent, there has been no prohibited transaction (within the meaning of Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Parent Benefit Plan.

(f)          No material liability, claim, action, audit, investigation, governmental proceeding or litigation is pending or, to the knowledge of the Parent, threatened with respect to any Parent Benefit Plan (other than for benefits payable in the ordinary course of business).

(g)          No Parent Benefit Plan provides for medical, life insurance or other health or welfare benefits (other than under Section 4980B of the Code, Part 6 of Title I of ERISA or other similar applicable Law, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or former employee.

(h)          The per share exercise price of each Parent Stock Option is no less than the fair market value of a share of Parent Common Stock on the date of grant of such Parent Stock Option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code. Each Parent Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Parent Benefit Plan is, or to the knowledge of Parent, will be, subject to the penalties of Section 409A(a)(1) of the Code.

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Section 4.12         Labor Matters.

(a)          Neither Parent nor any Parent Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between Parent, or any of the Parent Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries relating to their business and neither Parent nor any Parent Subsidiary has experienced any strike, work stoppage, lockout, shutdown, labor dispute or other concerted interference with normal operations during the past two (2) years. To Parent’s knowledge, (i) there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any of the Parent Subsidiaries (ii) nor have there been any such organizational efforts over the past two (2) years.

(b)          There are no proceedings pending or, to the knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries in any forum by or on behalf of any present or former employee of Parent or any of the Parent Subsidiaries, any applicant for employment or classes of the foregoing alleging unpaid or overdue wages or compensation due, breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of Parent or any of the Parent Subsidiaries in connection with the employment relationship that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each individual who renders service to Parent or any Parent Subsidiary who is classified by Parent or such Parent Subsidiary, as applicable, as having the status of an independent contractor or other nonemployee status for any purpose (including for purposes of taxation and tax reporting and under any Parent Employee Benefit Plans) is properly so classified and treated in accordance with applicable Laws and for purposes of all Parent Employee Benefit Plans.

(d)          Each of Parent and the Parent Subsidiaries is in compliance in all material respects with all applicable Laws and all applicable contracts and policies relating to labor and labor practices, employment and employment practices, wages, hours, and terms and conditions of employment, including the obligations of the WARN Act, and all other notification and bargaining obligations arising under any collective bargaining agreement, by applicable Law or otherwise. Within the past two (2) years, neither Parent nor any Parent Subsidiary has implemented, conducted or experienced a “plant closing” or “mass layoff’ as defined in the WARN Act (or any similar group personnel action requiring advance notice under the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Parent or any Parent Subsidiary.

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Section 4.13         Taxes.

(a)          Parent and each Parent Subsidiary has timely filed with the appropriate Governmental Entity all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. The Parent and each Parent Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them.

(b)          Parent (i) for all taxable years commencing with Parent’s taxable year ended December 31, 1994 and through December 31, 2012 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2013 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT through the date of the Merger; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and to the knowledge of Parent, no such challenge is pending or threatened.

(c)          To the knowledge of Parent, (i) there are no current audits, examinations or other proceedings pending with regard to any Taxes of Parent or the Parent Subsidiaries; and (ii) Parent and the Parent Subsidiaries have not received a written notice or announcement of any audits or proceedings, subject in each case to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d)          Merger Sub has been treated as a disregarded entity for U.S. federal income tax purposes at all times since its formation.

(e)          Neither Parent nor any Parent Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f)          Parent and the Parent Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g)          There are no Parent Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and as of the date of this Agreement, no Person has raised in writing, or to the knowledge of Parent threatened to raise, a material claim against Parent or any Parent Subsidiary for any breach of any Parent Tax Protection Agreements. As used herein, “Parent Tax Protection Agreements” means any written agreement to which Parent or any Parent Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Parent Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Parent Subsidiary Partnership, Parent or the Parent Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, and/or (C) only dispose of assets in a particular manner. As used herein, “Parent Subsidiary Partnership” means a Parent Subsidiary that is a partnership for United States federal income tax purposes.

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(h)          There are no Tax Liens upon any property or assets of Parent or any Parent Subsidiary except for Parent Permitted Liens.

(i)          There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary, except for customary indemnification provisions contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes, and except for customary tax allocation provisions in the governance documents of any Parent Subsidiary that is not wholly-owned by Parent, and after the Closing Date, except as otherwise provided herein, neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(j)          As of the date of this Agreement, neither Parent nor Merger Sub is aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k)          Neither the Parent nor any Parent Subsidiary is or has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l)          Neither the Parent nor any Parent Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(m)          Neither the Parent nor any Parent Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(n)          Neither the Parent nor any Parent Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting of Parent or any Parent Subsidiary for a taxable period ending on or prior to the Closing Date, (B) installment sale or open transaction disposition made by Parent or any Parent Subsidiary on or prior to the Closing Date, (C) prepaid amount received by Parent or any Parent Subsidiary on or prior to the Closing Date, or (D) election made of Parent or any Parent Subsidiary prior to the Closing under Section 108(i) of the Code.

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(o)          Neither the Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Parent nor any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(p)          Section 4.13(p) of the Parent Disclosure Letter sets forth a true and complete list of each Parent Subsidiary and each other entity in which Parent directly, indirectly or constructively owns an equity interest of ten percent (10%) or greater (by vote or value) and their respective classification for U.S. federal income tax purposes, jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by the Parent in each Parent Subsidiary, including in the case of any entity classified as a corporation for federal income tax purposes whether such entity has made an election to be treated as a REIT or a Taxable REIT Subsidiary.

(q)          This Section 4.13 and Section 4.11 contain the sole representations and warranties of Parent and the Parent Subsidiaries with respect to Tax matters.

(r)          None of Parent, Merger Sub or any Parent Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(s)          Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

Section 4.14         Contracts.

(a)          Except as filed as exhibits to the Parent SEC Documents filed prior to the date hereof, Section 4.14(a) of the Parent Disclosure Letter sets forth a list of each note, bond, mortgage, lien, indenture, lease, license, contract or agreement, or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which any of its properties or assets are bound (the “Parent Agreements”) which, to Parent’s knowledge and as of the date of this Agreement:

(i)          is required to be filed as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act or required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(ii)         is an agreement or policy for risk sharing or reinsurance with a professional reinsurance company;

(iii)        involves annual expenditures in excess of $1,500,000 and is not cancelable within sixty (60) days without material penalty to Parent or any Parent Subsidiary (other than design, construction or other agreements executed in connection with or relating to the design and/or construction of any Parent Property);

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(iv)       contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Parent or any Parent Subsidiary (including the Surviving Entity following consummation of the Transactions), or which restricts the conduct of any line of business of Parent or any Parent Subsidiary;

(v)        establishes a partnership, joint venture or similar arrangement;

(vi)       relates to the borrowing of money or extension of credit, in each case having a principal amount of Indebtedness in excess of $1,000,000, other than accounts receivables and payables incurred or arising in the ordinary course of business, consistent with past practice; or

(vii)       requires Parent or any Parent Subsidiary to dispose of or acquire assets or properties with a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination.

(b)          Each contract of the type described above in Section 4.14(a), whether or not set forth in Section 4.14(a) of the Parent Disclosure Letter, is referred to herein as a “Parent Material Contract.” Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Material Contract is legal, valid, binding and enforceable on Parent and each Parent Subsidiary that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each Parent Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Parent Material Contract and, to the knowledge of Parent, each other party thereto has performed all obligations required to be performed by it under such Parent Material Contract prior to the date hereof. None of Parent or any Parent Subsidiary, nor, to the knowledge of Parent, any other party thereto, is in material breach or violation of, or default under, any Parent Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Parent Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received notice of any violation or default under any Parent Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)          Parent has delivered or made available to the Company or provided to the Company for review, prior to the execution of this Agreement, true and complete copies of all of the Parent Material Contracts.

Section 4.15         Investment Company Act. Neither Parent nor any Parent Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

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Section 4.16         Environmental Matters.

(a)          Except as individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or as otherwise disclosed to Company in the reports and documentation made available to Company prior to the date hereof:

(i)          Parent and each Parent Subsidiary are in compliance with all Environmental Laws.

(ii)         Parent and each Parent Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii)        Neither Parent nor any Parent Subsidiary has assumed, by contract or, to the knowledge of Parent, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(iv)        Neither Parent nor any Parent Subsidiary has caused, and to the knowledge of Parent, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by Parent or any Parent Subsidiary under any Environmental Law.

(v)         There is no site to which Parent or any Parent Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the knowledge of Parent, is or may become the subject of any Legal Proceeding under Environmental Law.

(vi)        To the knowledge of Parent, true, correct and complete copies of all material Phase I and Phase II environmental site assessments and/or reports pertaining to the Parent Properties in Parent’s possession have been made available to the Company.

(b)          Except as disclosed to the Company in the reports and documentation made available to the Company prior to the date hereof, neither Parent nor any Parent Subsidiary has received any written notice, demand, letter or claim from any Governmental Entity alleging that Parent or any such Parent Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against Parent or any Parent Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of Parent, threatened against Parent and any Parent Subsidiary under any Environmental Law.

(c)          Except as disclosed to the Company in the reports and documentation made available to the Company prior to the date hereof, neither Parent nor any Parent Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary under any Environmental Law.

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(d)          This Section 4.16 contains the exclusive representations and warranties of Parent and Merger Sub with respect to environmental matters.

Section 4.17         Intellectual Property.

(a)          Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and the Parent Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property Rights necessary to conduct the business of Parent and the Parent Subsidiaries as it is currently conducted, (ii) the conduct of the business of Parent and the Parent Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (iii) there are no pending or, to the knowledge of Parent, threatened claims with respect to any of the Intellectual Property rights owned by Parent or any Parent Subsidiary, and (iv) to the knowledge of Parent, no third party is currently infringing or misappropriating Intellectual Property owned by Parent or any Parent Subsidiary. Parent and the Parent Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

(b)          This Section 4.17 contains the exclusive representations and warranties of Parent with respect to Intellectual Property Rights matters.

Section 4.18         Compliance with Laws; Permits.

(a)          (i) Each of Parent and the Parent Subsidiaries has complied and is in compliance with all Laws which affect the business, properties or assets of Parent, and (ii) no notice, charge or assertion has been received by Parent or any Parent Subsidiary or, to Parent’s knowledge, threatened against Parent or any Parent Subsidiary alleging any non-compliance with any such Laws, except in each case above for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.18(a), the provisions of this Section 4.18(a) shall not apply to matters discussed in Section 4.11, Section 4.13, Section 4.16 and Section 4.19.

(b)          Parent and the Parent Subsidiaries are in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties or to carry on its business in the manner described in the Parent SEC Documents filed prior to the date hereof and as is being conducted as of the date of this Agreement (the “Parent Permits”), and all such Parent Permits are valid, and in full force and effect, except where the failure to possess and maintain such Parent Permits in full force and effect have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All applications required to have been filed for the renewal of the Parent Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Entity, except in each case for failures to file which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any claim or notice nor has any knowledge indicating that Parent or any Parent Subsidiary is currently not in compliance with the terms of any such Parent Permits, except where the failure to be in compliance with the terms of any such Parent Permits, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

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Section 4.19         Properties.

(a)          Section 4.19(a) of the Parent Disclosure Letter sets forth a list of the address of each real property (other than Parent office leases) owned, leased (as lessee or sublessee), including ground leased by Parent or any Parent Subsidiary as of the date of this Agreement (all such real property interests, together with all right, title and interest of Parent and any Parent Subsidiary in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Parent Property” and collectively referred to herein as the “Parent Properties”). Section 4.19(a) of the Parent Disclosure Letter sets forth a list of the address of any real property which, as of the date of this Agreement, is under contract by Parent or a Parent Subsidiary for purchase or which is required under a binding contract to be leased or subleased by Parent or a Parent Subsidiary after the date of this Agreement or which grants to Parent or any Parent Subsidiary an option, right of first refusal, right of first offer, or other right to purchase such real property other than customary buy/sell and other exit rights contained in the governance documents of any Parent Joint Venture. There are no real properties that Parent or any Parent Subsidiary is unconditionally obligated to buy, lease or sublease at some future date except as disclosed on Section 4.19(a) of the Parent Disclosure Letter.

(b)          Parent or a Parent Subsidiary owns good and valid legal fee simple title or leasehold title (as applicable) to each of the Parent Properties, in each case, free and clear of Liens, except for Parent Permitted Liens that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. For the purposes of this Agreement, “Parent Permitted Liens” means any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Parent Financial Statements (if such reserves are required pursuant to GAAP), or that are otherwise not material, (iii) any Parent Material Contracts or other service contracts, management agreements, leasing commission agreements, agreements or obligations provided to the Company prior to the date hereof, (iv) any Parent Leases or ground leases (including Parent Ground Leases) or air rights affecting any Parent Property, (v) Liens imposed or promulgated by Law or any Governmental Entity, including zoning regulations, permits and licenses, (vi) Liens that are disclosed on the existing Parent Title Insurance Policies, preliminary title policies and title commitments provided by or on behalf of Parent or any Parent Subsidiary to Parent prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (viii) any other Liens, limitations, restrictions or title defects that do not materially impair the value of the applicable Parent Property or the continued use and operation of the applicable Parent Property as currently used and operated. Neither Parent nor any Parent Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

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(c)          Neither Parent nor any Parent Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Parent Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Parent Properties which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(d)          No material condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned Parent Property or, to the knowledge of Parent, any Parent Property leased by Parent or any Parent Subsidiary, and neither Parent nor any Parent Subsidiary has received any written notice to the effect that (i) any material condemnation or rezoning proceedings are threatened with respect to any of the Parent Properties, or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) in any material respect for any Parent Property.

(e)          Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the rent roll summaries for each of the Parent Properties as previously provided to the Company, and the schedules with respect to the Parent Properties subject to triple-net leases, which schedules have previously been made available to Parent, correctly reference each lease or sublease that was in effect as of the dates shown therein and to which Parent or any Parent Subsidiary is a party as lessor or sublessor with respect to each of the applicable Parent Properties (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto, the “Parent Leases”).

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(f)          True and complete in all material respects copies of all material ground leases affecting the interest of Parent or any Parent Subsidiary in the Parent Properties (the “Parent Ground Leases”), in each case in effect as of the date of this Agreement, have been made available to the Company. Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (i) neither Parent nor any Parent Subsidiary is and, to the knowledge of Parent, no other party is in breach or violation of, or default under, any Parent Ground Lease, (ii) no event has occurred which would result in a breach or violation of, or a default under, any Parent Ground Lease by Parent or any Parent Subsidiary, or, to the knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time) and no tenant under a Parent Ground Lease is in monetary default under such Parent Ground Lease, and (iii) each Parent Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent or a Parent Subsidiary and, to the knowledge of Parent, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither Parent nor any Parent Subsidiary is party to any oral Parent Ground Lease.

(g)          There are no Tax abatements or exemptions specifically affecting Parent Properties, and Parent and the Parent Subsidiaries have not received any written notice of (and Parent and the Parent Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Parent Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing by an amount material to Parent and the Parent Subsidiaries, considered as a whole.

(h)          As of the date of this Agreement, no purchase option, right of first refusal, right of first offer, or other purchase right has been exercised under any Parent Lease for which the purchase has not closed prior to the date of this Agreement.

(i)          Except for Parent Permitted Liens, as set forth in contracts provided to the Company prior to the date hereof, and as set forth in the governance documents of the Parent Joint Ventures and disclosed in the materials made available to the Company prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Parent Property or any portion thereof that would materially adversely affect Parent’s, or any Parent Subsidiary’s, ownership, ground lease or right to use a Parent Property, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Parent Property or any portion thereof that is owned by Parent or any Parent Subsidiary, which, in each case, is in favor of any party other than Parent or a Parent Subsidiary (a “Parent Third Party”).

(j)          Except pursuant to a Parent Lease or any ground lease affecting any Parent Property, and except in connection with the Parent Joint Ventures, neither Parent nor any Parent Subsidiary is a party to any agreement pursuant to which Parent or any Parent Subsidiary manages or manages the development of any real property for any Parent Third Party.

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(k)          Parent and each Parent Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Parent Property (each, a “Parent Title Insurance Policy” and, collectively, the “Parent Title Insurance Policies”). A copy of each Parent Title Insurance Policy in the possession of Parent has been made available to the Company. No written claim has been made against any Parent Title Insurance Policy, which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(l)          Parent and the Parent Subsidiaries have good and valid legal title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third party managers), except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent’s or any of the Parent Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Parent Permitted Liens and Liens that would not reasonably be expected to have a Parent Material Adverse Effect.

(m)          Section 4.19(m) of the Parent Disclosure Letter lists the parties currently providing third-party property management services to Parent or a Parent Subsidiary and the number of Parent Properties currently managed by each such party (the “Parent Management Agreements”). True and complete copies of all such third-party Parent Management Agreements listed have been made available to the Company. Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (i) neither Parent nor any Parent Subsidiary is and, to the knowledge of Parent, no other party is in breach or violation of, or default under, any Parent Management Agreement, (ii) no event has occurred which would result in a breach or violation of, or a default under, any Parent Management Agreement by Parent or any Parent Subsidiary, or, to the knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time), and (iii) each Parent Management Agreement is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent or a Parent Subsidiary and, to the knowledge of Parent, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither Parent nor any Parent Subsidiary is party to any oral Parent Management Agreement.

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Section 4.20         Information in the Joint Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of Parent or any Parent Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the Transactions, to the extent relating to Parent or any Parent Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 4.20 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company.

Section 4.21         Opinion of Parent Financial Advisor. The Parent Board has received the opinion of UBS Securities LLC (the “Parent Financial Advisor”), to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth in such opinion, the Merger Consideration to be paid by Parent in the Merger is fair from a financial point of view to Parent. Parent shall make available to the Company, solely for informational purposes, a complete and current copy of such written opinion promptly after receipt thereof by the Parent Board. The Company acknowledges that the opinion of the Parent Financial Advisor is for the benefit of the Parent Board and the Company shall not be entitled to rely on such opinion for any purpose.

Section 4.22         Insurance. Parent and the Parent Subsidiaries are either self-insured or have policies of insurance covering Parent, the Parent Subsidiaries and any of their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance (the “Parent Insurance Policies”), and in each case in such amounts and with respect to such risks and losses, which Parent believes are adequate for the operation of its business. All such insurance policies are in full effect, no written notice of cancellation has been received by Parent or any Parent Subsidiary under such policies, and there is no existing default or event which, with the giving of notice or lapse of time or both, has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, all premiums payable under the Parent Insurance Policies have been paid, and Parent and the Parent Subsidiaries have otherwise complied in all material respects with the terms and conditions of the Parent Insurance Policies.

Section 4.23         Related Party Transactions. Except as set forth in the Parent SEC Documents made through and including the date of this Agreement or in connection with any Parent Joint Venture or as permitted by this Agreement, from January 1, 2011 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Parent or any Parent Subsidiary, on the one hand, and any officer, director or affiliate (including any officer or director of any affiliate) thereof, on the other hand.

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Section 4.24         Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than the Parent Financial Advisors, whose fees and expenses shall be paid by Parent), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Parent.

Section 4.25         Bridge Financing.

(a)          Parent has delivered to the Company true, correct and complete copies of (i) the fully executed debt commitment letter from Citigroup Global Markets Inc., UBS AG, Stamford Branch and UBS Securities LLC (collectively, the “Lenders”), dated as of the date hereof (including all exhibits, schedules, annexes and amendments thereto as of the date of this Agreement, collectively, the “Bridge Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to lend, or cause to be lent, up to $1,000,000,000 of bridge financing to Parent LP and/or Merger Sub for the purpose of funding a portion of the Merger Consideration (the “Bridge Financing”). Parent has also delivered to the Company accurate and complete copies of any fee letter entered into in connection with the Bridge Commitment Letter, which has been redacted in a manner reasonably acceptable to the Lenders (the “Fee Letter”).

(b)          The Bridge Commitment Letter, in the form provided to the Company by Parent (except to the extent amended or replaced after the date hereof in accordance with the terms of this Agreement), is in full force and effect and is a legal, valid and binding obligation of Parent LP and, to the knowledge of Parent, the other parties thereto, enforceable against Parent LP and, to the knowledge of Parent, the other parties thereto in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). As of the date of this Agreement, (i) the Bridge Commitment Letter has not been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and (ii) no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated.

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(c)          As of the date of this Agreement (i) neither Parent LP nor Merger Sub nor, to the knowledge of Parent, any other counterparty thereto is in breach of any of its covenants or other obligations set forth in, or is in default under, the Bridge Commitment Letter, and (ii) to Parent’s knowledge no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute or result in a breach or default on the part of Parent LP or Merger Sub, or to the knowledge of Parent, any counterparty thereto, under any of the Bridge Commitment Letter, (B) assuming the Company’s representations and warranties are true and correct and the conditions set forth in Section 7.1 and Section 7.2 are satisfied, constitute or result in a failure to satisfy a condition precedent set forth in the Bridge Commitment Letter, (C) assuming the Company’s representations and warranties are true and correct and the conditions set forth in Section 7.1 and Section 7.2 are satisfied, make any of the assumptions or any of the statements set forth in the Bridge Commitment Letter inaccurate in any material respect or (D) assuming the Company’s representations and warranties are true and correct and the conditions set forth in Section 7.1 and Section 7.2 are satisfied, otherwise result in any portion of the Bridge Financing being unavailable. As of the date of this Agreement, neither Parent nor Merger Sub has received any notice or other communication from any party to the Bridge Commitment Letter with respect to (i) any breach or default on the part of Parent, Merger Sub or any other party to the Bridge Commitment Letter or (ii) any intention of such party to terminate the Bridge Commitment Letter or to not provide all or any portion of the Bridge Financing. Parent and Merger Sub (both before and after giving effect to any “market flex” provisions contained in the Bridge Commitment Letter) assuming the Company’s representations and warranties are true and correct and the conditions set forth in Section 7.1 and Section 7.2 are satisfied: (x) have no reason to reasonably believe that they will not be able to satisfy on a timely basis each condition relating to the closing or funding of the Bridge Financing; and (y) know of no fact, occurrence, circumstance or condition that would reasonably be expected to (1) cause the Bridge Commitment Letter to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective or (2) otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Bridge Financing to not be available to Parent and Merger Sub on a timely basis (and in any event as of the Closing). Parent and/or Merger Sub have fully paid any and all commitment fees or other fees or deposits required by the Bridge Commitment Letter to be paid on or before the date of this Agreement.

(d)          The aggregate proceeds from the Bridge Financing, together with any available cash on hand of Parent and other available lines of credit and financing sources, if any, constitute all of the financing required for the consummation of the Transactions and are sufficient in amount to provide Parent and Merger Sub with the funds necessary for Parent and Merger Sub to consummate the Transactions and to satisfy their respective obligations under this Agreement, including for Parent and Merger Sub to pay the Cash Consideration, the Fractional Share Consideration and the aggregate amount of any repayment or refinancing of debt contemplated by this Agreement or the Bridge Commitment Letter and the payment of all fees, costs and expenses to be paid by Parent, Merger Sub or the Surviving Entity related to the Transactions, including such fees and expenses relating to the Bridge Financing (such amounts, collectively, the “Required Payment Amount”).

(e)          There are no conditions precedent to the obligation of any party to the Bridge Commitment Letter to fund the full amount of the Bridge Financing, including any condition relating to the availability of any “market flex” provisions, other than as expressly set forth in unredacted portions of the Bridge Commitment Letter as in effect and provided to the Company on the date hereof (the “Disclosed Conditions”). Other than the Disclosed Conditions, no Lender or other Person has any right to impose, and none of Parent, Merger Sub, the Company or any of their respective Subsidiaries have any obligation to accept, any condition precedent to any funding of the Bridge Financing nor any reduction to the aggregate amount available under the Bridge Commitment Letter (nor any term or condition which would have the effect of reducing the aggregate amount available under the Bridge Commitment Letter). There are no side letters and (except for the Bridge Commitment Letter and the Fee Letter) there are no agreements, contracts, arrangements or understandings, whether written or oral, with any Lender relating to the Bridge Financing that affect the conditionality or availability of the full amount of the Bridge Financing, except for any customary fee and engagement letters in respect of the Bridge Financing.

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(f)          Immediately after giving effect to the Transactions, Parent shall be solvent and shall: (i) be able to pay its debts as they become due; (ii) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of any of Parent or the Company. In connection with the Transactions, Parent has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.26         Vote Required. The affirmative vote of not less than a majority of the votes cast by the holders of Parent Common Stock (provided that the total vote cast represents over fifty percent (50%) in interest of all Parent Common Stock) at the Parent Stockholder Meeting to approve the issuance of Parent Common Stock in connection with the Merger (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of shares of capital stock of Parent or Merger Sub necessary to adopt this Agreement and approve the Merger and the other Transactions, including the issuance of Parent Common Stock in connection with the Merger.

Section 4.27         Ownership of Company Common Stock. Neither Parent, Merger Sub nor any of their respective affiliates is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 3-601 of the MGCL. Neither Parent nor any Parent Subsidiary nor any of their respective affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly (other than investments made in the ordinary course of business in their investment portfolios that, in the aggregate, do not exceed 5% of the Company Common Stock), or has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Company Subsidiary and neither Parent nor any Parent Subsidiary has any rights to acquire any shares of Company Common Stock except pursuant to this Agreement. Neither Parent nor any of the Parent Subsidiaries is an affiliate or associate (as defined in Rule 12b-2 of the Exchange Act) of the Company. Neither Parent nor any of the Parent Subsidiaries has at any time been an assignee or has otherwise succeeded to the beneficial ownership of any shares of Company Common Stock during the last two (2) years.

Section 4.28         Outstanding Commissions and Fees. Section 4.28 of the Parent Disclosure Letter lists all broker’s, finder’s and other commissions or fees outstanding and payable to any third-party in connection with the sale, leasing or financing of Parent’s assets (or any of them) in excess of $100,000. Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (i) neither Parent nor any Parent Subsidiary is and, to the knowledge of Parent, no other party is in breach or violation of, or default under, any such agreement described in Section 4.28 of the Parent Disclosure Letter, (ii) no event has occurred which would result in a breach or violation of, or a default under, any such agreement by Parent or any Parent Subsidiary or, to the knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time), and (iii) each such agreement is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

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Section 4.29         Potential Construction Defect Liability Exposure. All apartment projects that have been developed during the last ten (10) years and sold by Parent or any Parent Subsidiary have been sold subject to (a) an enforceable covenant prohibiting the conversion or sale of such project (or any portion thereto) to or as condominiums prior to the expiration of the applicable statute of repose for construction defect claims in the jurisdiction where the project is located, (b) insurance policies purchased to cover any construction defect claims that may arise upon conversion to or sale as condominiums, or (c) a requirement that insurance be obtained prior to any such conversion or sale to or as condominiums to cover construction defect claims).

Section 4.30         No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the Transactions.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1           Conduct of Business by the Company Pending the Closing. The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Section 5.1 of the Company Disclosure Letter, (b) as expressly required or permitted pursuant to this Agreement, (c) to the extent required by Law or (d) as consented to in writing by Parent (which consent in the case of clauses (e), (f), (g), (h), (i), (j), (m), and (q) shall not be unreasonably withheld, delayed or conditioned), the Company (x) shall and shall cause the Company Subsidiaries to, conduct its business in all material respects in the ordinary course of business and in a manner consistent with past practice, and (y) shall use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (C) provided it does not require additional compensation, keep available the services of its present officers, (D) maintain all Company Insurance Policies and (E) maintain the status of the Company as a REIT. Without limiting the generality of the foregoing, the Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall not permit any Company Subsidiary to:

(a)          amend or propose to amend (A) the Company Certificate or Company Bylaws, or (B) such equivalent organizational or governing documents of any Company Subsidiary material to the Company and the Company Subsidiaries, considered as a whole, if such amendment would be materially adverse to the Company, the applicable Company Subsidiary or Parent;

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(b)          split, combine, subdivide or reclassify any shares of capital stock of the Company or any Company Subsidiary;

(c)          declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any Company Subsidiary or other equity securities or ownership interests in the Company or any Company Subsidiary, except for (A) the declaration and payment by the Company of regular quarterly dividends, payable in accordance with past practice at a rate not to exceed (i) $0.395 per share of Company Common Stock and (ii) $0.421875 per share of Company Series D Preferred Stock, (B) the declaration and payment of dividends or other distributions to the Company by any directly or indirectly wholly owned Company Subsidiary, (C) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational documents of such Company Subsidiary, and (D) the Special Dividend and any required REIT Dividend in accordance with Section 6.16;

(d)          redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Company Equity Interests, except (i) from holders of Company Stock Options in full or partial payment of any exercise price and any applicable Taxes payable by such holder upon exercise of the Company Stock Options to the extent required or permitted under the terms of such Company Stock Options, or (ii) from holders of Company Restricted Shares of any applicable Taxes payable by such holder upon the lapse of restrictions on the Company Restricted Shares;

(e)          acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than (i) pursuant to the Company’s operating budget provided to Parent prior to the date hereof or (ii) personal property at a total cost of less than $1,500,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by the Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary or joint venture partners pursuant to existing purchase rights or options and are set forth on Section 5.1(e) of the Company Disclosure Letter, or (B) subject to Section 5.1(v) below, the pending acquisitions set forth on Section 5.1(e) of the Company Disclosure Letter (the “Company Pending Acquisitions”);

(f)          sell, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) as set forth on Section 5.1(f) of the Company Disclosure Letter, (B) pledges and encumbrances on property and assets in the ordinary course of business consistent with past practice and that would not be material to any Company Property or any assets of the Company or any Company Subsidiary, (C) pledges or encumbrances of direct or indirect equity interests in entities from time to time under the Company’s existing revolving credit facility that (1) acquire properties that are the subject of Company Pending Acquisitions, or (2) are not currently included in the Company’s borrowing base under the Company’s existing revolving credit facility as are set forth on Section 5.1(f) of the Company Disclosure Letter, (D) with respect to property or assets with a value of less than $500,000 in the aggregate and (E) sales to joint venture partners pursuant to existing purchase rights or options and which are set forth in the Company Joint Venture Agreements made available to Parent;

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(g)          incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary), except (A) Indebtedness incurred under the Company’s existing revolving credit facility for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted under this Agreement), and (B) funding any Company Pending Acquisitions;

(h)          make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary, and (B) loans or advances required to be made under any of the Company Leases or ground leases affecting the Company Properties;

(i)          enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date of this Agreement, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occur automatically without any action by the Company or any Company Subsidiary, (B) subject to Section 6.2(c), the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any Company Subsidiary is a party as required or necessitated by this Agreement or the Transactions; provided that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect the Company, any Company Subsidiary or Parent or (C) subject to Section 6.2(c), as may be reasonably necessary to comply with the express terms of this Agreement;

(j)          except as set forth on Section 5.1(j) of the Company Disclosure Letter, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Ground Lease or Company Office Lease (or any lease for real property that, if existing as of the date of this Agreement, would be a Company Ground Lease or Company Office Lease);

(k)          make any material Tax election, enter into any material closing agreement with a Tax authority, file any amended Tax Return with respect to any material Tax or change any material method of accounting for Tax purposes or annual Tax accounting period, except in each case (A) if required by Law, (B) in the ordinary course of business or (C) if necessary (x) to preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (a “Qualified REIT Subsidiary”) or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

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(l)          take any action that could, or fail to take any action, the failure of which could reasonably be expected to cause the Company to fail to qualify as a REIT;

(m)          except (A) pursuant to the Company’s operating budget made available to Parent prior to the date hereof, and (B) capital expenditures in the ordinary course of business consistent with past practice necessary to repair and/or prevent damage to any of the Company Properties or as is necessary in the event of an emergency situation (which, to the extent practicable taking into account the urgency of the emergency situation, will require prompt prior notice to Parent), incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $500,000 individually, or $1,000,000 in the aggregate;

(n)          except (i) as required by applicable Law, (ii) as required by the terms of any Company Benefit Plan, agreement or other contract in effect on the date hereof, (iii) to the extent necessary to comply with, or satisfy an exemption from, Section 409A of the Code, (iv) in order to effectuate the actions contemplated by this Agreement or (v) as set forth on Section 5.1(n) of the Company Disclosure Letter, (A) increase the salary or bonus opportunity of any officers or directors of the Company, other than as set forth on Section 5.1(n) of the Company Disclosure Letter, (B) grant any officer or director of the Company any increase in severance or termination pay, (C) establish, adopt or enter into any collective bargaining agreement, (D) hire any officer (with a title of vice president or higher) of the Company or promote or appoint any Person to a position with a title of vice president or higher of the Company, (E) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or Company Benefit Plan or any Benefit Plan that if entered into or adopted would be a Company Benefit Plan other than a stay bonus program for employees of the Company as set forth on Section 5.1 of the Company Disclosure Letter, (F) accelerate the vesting or payment of any award under any Company Equity Plan or of any other compensation or benefits other than as set for on Section 5.1(n) of the Company Disclosure Letter, (G) grant any awards under any Company Equity Plan or any bonus, incentive, performance or other compensation plan or arrangement, or (H) grant any bonuses to employees and officers, other than in the normal course of business pursuant to the terms of the bonus plans and as set forth in Section 5.1(n) of the Company Disclosure Letter;

(o)          enter into, amend or modify any agreement or arrangement that materially limits or otherwise materially restricts the Company, or upon completion of the Transactions, Parent or its Subsidiaries or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent;

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(p)          change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP, applicable Laws or any Government Entity;

(q)          other than settlement of claims, liabilities or obligations in connection with any stockholder litigation against the Company and/or its officers, directors, employees and Representatives relating to this Agreement, the Merger and/or the other Transactions in accordance with Section 6.10, (i) settle or compromise any material claim or Legal Proceeding where the amount paid in settlement or compromise exceeds $500,000 individually or $1,000,000 in the aggregate or (ii) enter into any consent decree, injunction or similar restraint or form of equitable relief that would materially restrict the operations of the business of the Company and its Subsidiaries taken as a whole after the Effective Time;

(r)          adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(s)          form any new joint ventures or funds;

(t)          undertake any development projects except for, and in accordance with, the development projects set forth on Section 5.1(t) of the Company Disclosure Letter (“Existing Development Projects”) or conduct any activity, incur any costs with respect to, or change the scope of any Existing Development Projects except in accordance with the development plan/budget provided to Parent prior to the date hereof;

(u)          amend or modify the compensation terms or any other obligations of the Company contained in the engagement letter with the financial advisor referred to in Section 3.21 that would increase the liabilities, including, without limitation, any indemnification obligation of the Company or any Company Subsidiary in a manner materially adverse to the Company, any Company Subsidiary or Parent or engage other financial advisors in connection with the Merger or the Transactions;

(v)         modify or amend (or permit any Company Subsidiary to modify or amend) the Option Agreement (provided that the Company may amend the Option Agreement to extend its term if the Company will use its commercially reasonable efforts to include a termination without cause right in favor of the Company Subsidiary that is a party to the Option Agreement) or exercise the Option or deliver the Option Notice or enter into the Lease (as such terms are defined in the Option Agreement) or enter into any other agreement which obligates the Company or any Company Subsidiary to prosecute or pay for the ownership, lease or development of the Parcels (as defined in the Option Agreement); or

(w)          enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing.

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Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel to the Company, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code or applicable state Law, including making dividend or other distribution payments to stockholders of the Company in accordance with Section 6.16. Notwithstanding the foregoing, none of the provisions of Section 5.1 shall in any way restrict the ability of the Company or any of the Company Subsidiaries to take any action or fail to take any action at the request or with the written consent of Parent, including the Asset Transfer, the Debt Exchange Offers or the Preferred Redemption.

Section 5.2           Conduct of Business by Parent Pending the Closing. Parent agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Section 5.2 of the Parent Disclosure Letter, (b) as expressly required or permitted pursuant to this Agreement, (c) to the extent required by Law or (d) as consented to in writing by the Company (which consent shall in the case of clauses (e), (f), (g), or (h), not be unreasonably withheld, delayed or conditioned), Parent (x) shall and shall cause the Parent Subsidiaries to, conduct its business in all material respects in the ordinary course of business and in a manner consistent with past practice and (y) shall use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, and (C) maintain the status of Parent as a REIT. Without limiting the generality of the foregoing, Parent agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent shall not, and shall not permit any Parent Subsidiary to:

(a)          amend or propose to amend the Parent Certificate or Parent Bylaws;

(b)          split, combine, subdivide or reclassify any shares of capital stock of Parent or any Parent Subsidiary;

(c)          declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or any Parent Subsidiary or other equity securities or ownership interests in Parent or any Parent Subsidiary, except for (A) the declaration and payment by Parent of regular quarterly dividends, payable in accordance with past practice at a rate not to exceed (i) $1.21 per share of Parent Common Stock, (ii) $0.30469 per share of Parent Series G Preferred Stock and (iii) $0.44531 per share of Parent Series H Preferred Stock, (B) the declaration and payment of dividends or other distributions to Parent by any directly or indirectly wholly owned Parent Subsidiary and (C) distributions by any Parent Subsidiary that is not wholly owned, directly or indirectly, by Parent, in accordance with the requirements of the organizational documents of such Parent Subsidiary;

(d)          redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Parent Equity Interests, except (i) from holders of Parent Options in full or partial payment of any exercise price and any applicable Taxes payable by such holder upon exercise of Parent Stock Options to the extent required or permitted under the terms of such Parent Stock Options, or (ii) from holders of restricted stock of Parent in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the lapse of restrictions on the restricted stock of Parent;

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(e)          acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, if such transaction would reasonably be expected to prevent or materially delay the consummation of the Merger or the other Transactions;

(f)          incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Parent Subsidiary), if such transaction would reasonably be expected to prevent or materially delay the consummation of the Merger or the other Transactions;

(g)          make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, if such transaction would reasonably be expected to prevent or materially delay the consummation of the Merger or the other Transactions;

(h)          enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Parent Material Ground Lease (or any lease for real property that, if existing as of the date of this Agreement, would be a Parent Material Ground Lease);

(i)          make any material Tax election, enter into any material closing agreement with a Tax authority, file any amended Tax Return with respect to any material Tax or change any material method of accounting for Tax Purposes or annual Tax accounting period, except in each case (A) if required by Law, (B) in the ordinary course of business or (C) if necessary (x) to preserve Parent’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Parent Subsidiary as a REIT, as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(j)          take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause Parent to fail to qualify as a REIT;

(k)          change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP, applicable Laws or any Government Entity;

(l)          adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent (other than the Merger); or

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(m)          enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel to Parent, is reasonably necessary for Parent to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code or applicable state Law, including making dividend or other distribution payments to stockholders of Parent in accordance with Section 6.16. Notwithstanding the foregoing, none of the provisions of Section 5.2 shall in any way restrict the ability of Parent to take any action or fail to take any action with respect to the Asset Transfer or the Debt Exchange Offers.

Section 5.3           Solicitation.

(a)          From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise provided for in this Agreement, the Company agrees that it shall not (and shall not permit any Company Subsidiary to), and that it shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate any inquiry, offer or request that constitutes, or reasonably could be expected to result in, any Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any material nonpublic information relating to the Company in connection with a Competing Proposal, (iii) engage in discussions with any Person with respect to any Competing Proposal, (iv) approve or recommend, or propose publicly to approve or recommend, any Competing Proposal, (v) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent or Merger Sub, or otherwise make any statement or proposal inconsistent with, the Company Board Recommendation, (vi) enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement or commitment related to any Competing Proposal, or (vii) resolve, propose or agree to do any of the foregoing (any act described in clauses (v) and (vi) above, a “Change in Recommendation”).

(b)          Notwithstanding the limitations set forth in Section 5.3(a), if the Company receives, prior to the Company Stockholder Approval being obtained, a written Competing Proposal (that did not result from a breach of Section 5.3(a) or a material breach of any other provision of this Section 5.3), which the Company Board determines in good faith after consultation with the Company’s outside legal and financial advisors constitutes a Superior Proposal or could reasonably be likely to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, the Company may, subject to material compliance with the other terms of this Section 5.3, take the following actions: (x) furnish nonpublic information to the Person making such Competing Proposal, if, and only if, prior to furnishing such information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person with respect to the Competing Proposal, if and only to the extent that the Company Board concludes in good faith after consultation with outside legal advisors that failure to do so would be inconsistent with their duties under applicable law. The Company shall provide Parent with any nonpublic information concerning the Company provided to such Person which was not previously provided to Parent substantially simultaneously with furnishing such nonpublic information to the Person making the Competing Proposal.

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(c)          The Company shall notify Parent promptly (but in no event later than 24 hours after receipt of any Competing Proposal, or any request for nonpublic information relating to the Company or any Company Subsidiary by any Person that informs the Company or any of the Company Subsidiaries that it is considering making a Competing Proposal, or any inquiry from any Person seeking to have discussions or negotiations with the Company relating to a possible Competing Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Competing Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). The Company shall also promptly, and in any event within 24 hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Competing Proposal or provides nonpublic information or data to any Person in accordance with Section 5.3(b) and keep Parent informed in all material respects of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(d)          Notwithstanding the limitations set forth in Section 5.3(a), with respect to a Competing Proposal, the Company Board may make a Change in Recommendation if and only if (i) a written Competing Proposal (that did not result from a breach of Section 5.3(a) or a material breach of any other provision of this Section 5.3) is made to the Company and is not withdrawn, (ii) the Company Board has concluded in good faith (after consultation with outside legal counsel and financial advisors) that such Competing Proposal constitutes a Superior Proposal, (iii) the Company Board has concluded in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with the exercise of its duties under applicable Law, (iv) three (3) business days (the “Notice Period”) shall have elapsed since the Company has given written notice to Parent advising Parent that the Company Board intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Superior Proposal that is the basis of the proposed action, (v) during such Notice Period, the Company Board has considered and, at the reasonable request of Parent, engaged in good faith discussions with Parent regarding, any adjustment or modification of the terms of this Agreement proposed by Parent, and (vi) the Company Board, following such Notice Period, again reasonably determines in good faith (after consultation with outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent) that such Competing Proposal constitutes a Superior Proposal; provided, however, that (1) if, during the Notice Period, any material revisions are made to the Superior Proposal, the Company Board shall give a new written notice to Parent and shall comply with the requirements of this Section 5.3(d) with respect to such new written notice (provided that the Notice Period following any such new written notice shall be two (2) business days) and (2) in the event the Company Board does not determine that such Competing Proposal constitutes a Superior Proposal, but thereafter determines to make a Change in Recommendation pursuant to this Section 5.3 with respect to a Competing Proposal, the foregoing procedures referred to in this Section 5.3(d) shall apply anew and shall also apply to any subsequent withdrawal, amendment or change with respect thereto. Notwithstanding the limitations set forth in this Section 5.3, if the Company Board has concluded after consultation with the Company’s outside legal and financial advisors that a Competing Proposal constitutes a Superior Proposal, then the Company Board may, prior to the Company Stockholder Approval being obtained, cause the Company to, after complying with this Section 5.3(d), enter into a binding written agreement with respect to such Superior Proposal and terminate this Agreement in accordance with Section 8.1(e).

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(e)          Notwithstanding the limitations set forth in Section 5.3(a), in circumstances not involving or relating to a Competing Proposal, the Company Board may make a Change in Recommendation, if and only if (i) a material development or change in circumstances has occurred or arisen after the date of this Agreement that was neither known to the Company Board nor reasonably foreseeable by the Company Board as of the date of this Agreement (and which change or development does not relate to a Competing Proposal), (ii) the Company Board has first reasonably determined in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with the exercise of its duties under applicable Law, (iii) three (3) business days (the “Intervening Event Notice Period”) shall have elapsed since the Company has given notice to Parent advising Parent that the Company Board intends to take such action and specifying in reasonable detail the reasons therefor, (iv) during such Intervening Event Notice Period, the Company Board has considered and, at the reasonable request of Parent, engaged in good faith discussions with Parent regarding, any adjustment or modification of the terms of this Agreement proposed by Parent, and (v) the Company Board, following such Intervening Event Notice Period, again reasonably determines in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent) that failure to do so would be inconsistent with the exercise of its duties under applicable Law; provided, however, that in the event the Company Board does not make a Change in Recommendation following such Intervening Event Notice Period, but thereafter determines to make a Change in Recommendation pursuant to this Section 5.3 in circumstances not involving a Competing Proposal, the foregoing procedures referred to in this Section 5.3(e) shall apply anew and shall also apply to any subsequent withdrawal, amendment or change.

(f)          Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided, that this Section 5.3(f) shall not permit the Company Board to make a Change in Recommendation except to the extent permitted by Section 5.3(d) and Section 5.3(e).

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(g)          The Company agrees that it will and will cause the Company Subsidiaries, and its Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Competing Proposal. The Company agrees that it will use its reasonable best efforts to promptly inform its Representatives of the obligations undertaken in this Section 5.3.

(h)          Notwithstanding any Change in Recommendation, unless this Agreement is validly terminated in accordance with its terms pursuant to Article VIII, the Company shall cause the approval of the Merger and the other Transactions to be submitted to a vote of its stockholders at the Company Stockholder Meeting.

(i)          References in this Section 5.3 to the “Company Board” shall include a duly authorized committee thereof.

Section 5.4           Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

(a)          As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Form S-4 with respect to the Parent Common Stock issuable in the Merger, which will include the Joint Proxy Statement with respect to the Company Stockholder Meeting and Parent Stockholder Meeting. Each of the Company and Parent shall use its reasonable best efforts to (x) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (z) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC and advise the other party or any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

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(b)          If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the stockholders of Parent. Nothing in this Section 5.4(b) shall limit the obligations of any Party under Section 5.4(a). For purposes of this Section 5.4, any information concerning or related to the Company, its affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its affiliates or the Parent Stockholder Meeting will be deemed to have been provided by Parent.

(c)          As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made a Change in Recommendation as permitted by Section 5.3. Notwithstanding the foregoing provisions of this Section 5.4(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting; provided, that the Company Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) without the consent of Parent. Unless this Agreement is terminated in accordance with Section 8.1, nothing contained in this Agreement shall be deemed to relieve the Company of its obligation to submit the approval of the Merger Agreement to its stockholders for a vote on the approval thereof.

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(d)          As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Parent entitled to vote at the Parent Stockholder Meeting and to hold the Parent Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, through the Parent Board, recommend to its stockholders that they give the Parent Stockholder Approval, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the Parent Stockholder Approval. Notwithstanding the foregoing provisions of this Section 5.4(d), if, on a date for which the Parent Stockholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Stockholder Meeting; provided, that the Parent Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Parent Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) without the consent of the Company. Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the issuance of the Parent Common Stock in the Merger to its stockholders for a vote on the approval thereof.

(e)          The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholder Meeting and the Parent Stockholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

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ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1           Access; Confidentiality; Notice of Certain Events.

(a)          From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law and contracts, and subject to the reasonable restrictions imposed from time to time upon advice of counsel, each of the Company and Parent shall, and shall cause each of the Parent Subsidiaries (to the extent permitted by the applicable Parent Subsidiary’s governance documents) and the Company Subsidiaries, respectively, to, afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other Party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 6.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (x) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (y) the disclosure of which would violate any Law or duty (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty) or (z) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Each of the Company and Parent will use its reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. Prior to the Effective Time, each of Parent and Merger Sub shall not, and shall cause their respective Representatives and affiliates not to, contact or otherwise communicate with the employees of the Company or any Company Subsidiary (other than those employees set forth on Section 6.1(a) of the Company Disclosure Letter) or other parties with which the Company or any Company Subsidiary has a business relationship regarding the business of the Company and the Company Subsidiaries or this Agreement and the Transactions without the prior written consent of the Company.

(b)          Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, subject to the following: (x) notwithstanding the second paragraph of Section 2 of the Confidentiality Agreement, the Company and Parent may disclose any of the terms, conditions or other facts of the Merger and other Transactions in accordance with this Agreement; (y) the third paragraph of Section 2 of the Confidentiality Agreement is terminated and of no further force and effect, with the effect that the Company has no consent rights with respect to Parent’s selection of any potential source of debt or equity financing (and their respective counsel) or Parent’s ability to share Evaluation Material (as defined in the Confidentiality Agreement) with such financing sources and (z) any such financing sources shall be included within the definition of “Representatives”.

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(c)          The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Entity or Parent, (ii) of any Legal Proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction, and (iii) if (A) any representation or warranty made by such Party contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (B) such Party fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if, to the knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed, as the case may be, provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII.

Section 6.2           Consents and Approvals.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent shall and shall cause their respective Subsidiaries, to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the Merger and the other Transactions and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the Merger and the other Transactions, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to as soon as reasonably practicable, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement.

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(b)          In connection with and without limiting the foregoing, each of Parent and the Company shall give (or shall cause to be given) any notices to any Person, and each of Parent and the Company shall use, and cause each of their respective affiliates to use, its reasonable best efforts to obtain any consents from any Person not covered by Section 6.2(a) that are necessary, proper or advisable to consummate the Merger. Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions (other than Tax Returns), except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity. Notwithstanding the foregoing, obtaining any approval or consent from any Person pursuant to this Section 6.2(b) shall not be a condition to the obligations of the Parties to consummate the Merger.

(c)          Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the Merger, the Company, the Company Subsidiaries and their respective Representatives shall not be obligated to, and shall not without the consent of Parent, pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. The Parties shall cooperate with respect to accommodations that may be requested or appropriate to obtain such consents.

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(d)          Without limiting the generality of the foregoing, each of the Parties hereto acknowledges that the Specified Consent may be required with respect to the Merger and the Transactions and such Specified Consent has not been obtained as of the date of this Agreement. Parent and the Company shall, and shall cause their respective Representatives to use reasonable best, good faith and diligent efforts to obtain the Specified Consent promptly after the date of this Agreement. The Parties acknowledge that Parent will have the right to commence and lead all negotiations with the relevant Persons with respect to obtaining the Specified Consent. In connection therewith, the Company shall promptly provide, and cause each Company Subsidiary and their respective Representatives to promptly provide, all assistance and cooperation reasonably requested by Parent in connection with obtaining such Specified Consent, including the preparation and delivery of any information regarding the Company or any Company Subsidiary as may be requested by Parent, and, if requested by Parent, the participation in any meetings or discussions or communications with, and communications, from the relevant Persons. The Company shall execute, or cause to be executed by any applicable Company Subsidiary, any customary documents reasonably requested by Parent or required by the relevant Persons in connection with obtaining the Specified Consent; provided that (i) no obligation of the Company or any of the Company Subsidiaries under any such customary documents shall be effective until the actual occurrence of the Effective Time, and (ii) none of the Company or any of the Company Subsidiaries or their respective Representatives shall be required to pay any fee or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the obtaining the Specified Consent prior to the Effective Time.

Section 6.3           Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company shall not be required to provide any such review or comment to Parent in connection with the receipt and existence of a Competing Proposal and matters related thereto or a Change in Recommendation; provided, further, each Party and their respective controlled affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.3. The Parties have agreed upon the form of joint press release announcing the Merger and the execution of this Agreement.

Section 6.4           Directors’ and Officers’ Insurance and Indemnification .

(a)          Parent shall, or shall cause the Surviving Entity to, honor and fulfill in all respects the obligations of the Company to the fullest extent permissible under applicable Law, under the Company Governing Documents in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) to the individuals covered by such Company Governing Documents or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the approval of this Agreement and the Transactions.

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(b)          Without limiting the provisions of Section 6.4(a), for a period of six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Entity to: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such, or (B) this Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.4 or elsewhere in this Agreement, neither Parent nor the Surviving Entity shall (and Parent shall cause the Surviving Entity not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 6.4(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation. Notwithstanding anything to the contrary contained in this Section 6.4 or elsewhere in this Agreement, no Covered Person shall settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 6.4(b) without the prior consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).

(c)          For a period of six (6) years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Entity or any of its successors or assigns shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents. The Indemnification Agreements with Covered Persons that survive the Merger shall continue in full force and effect in accordance with their terms.

(d)          The Company may, prior to Closing, purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects shall be comparable to such existing coverage), provided, however, that the cost of such program may not exceed 250% of the annual premiums paid as of the date of this Agreement by the Company for directors’ and officers’ liability insurance (such 250% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at a cost in excess of the Base Premium, the Company may purchase the most advantageous policies of “tail” or “run-off” directors’ and officers’ insurance obtainable for a cost equal to the Base Premium.

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(e)          In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.4.

(f)          The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.4, and this Section 6.4 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 6.5           Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

Section 6.6           Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Entity to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.7           Employee Benefits Matters.

(a)          Effective as of the Effective Time and for a period of one (1) year thereafter, Parent shall provide, or shall cause the Surviving Entity to provide, to each employee of the Company and/or its Subsidiaries who continues to be employed by the Company or the Surviving Entity or any Subsidiary thereof (the “Continuing Employees”), (i) compensation (excluding any equity-based compensation) that is not less favorable in the aggregate than the compensation provided to similarly situated employees of Parent, (ii) severance benefits that are no less favorable than the severance benefits provided to such Continuing Employee by the Company immediately prior to the Effective Time, (iii) employee benefits that are, in the aggregate, no less favorable than those provided to similarly situated employees of Parent. Effective as of the Effective Time and thereafter, Parent shall provide, or shall cause the Surviving Entity to provide, that periods of employment with the Company (including any current or former affiliate of the Company or any predecessor of the Company) shall be taken into account for purposes of determining, as applicable, the eligibility for participation and vesting, but not for benefit accrual purposes, of any Continuing Employee under all employee benefit plans maintained by Parent or an affiliate of Parent for the benefit of the Continuing Employees, including vacation or other paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health or welfare plans.

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(b)          Effective as of the Effective Time and thereafter, Parent shall, and shall cause the Surviving Entity to, (x) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees under the applicable health and welfare benefits plan of Parent or any affiliate of Parent (except to the extent applicable under Company Benefit Plans immediately prior to the Effective Time), (y) waive any and all evidence of insurability requirements with respect to such Continuing Employees to the extent such evidence of insurability requirements were not applicable to the Continuing Employees under the Benefits Plans immediately prior to the Effective Time, and (z) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the health benefit plans of the Company or its affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or an affiliate of Parent for such year. The Merger shall not affect any Continuing Employee’s accrual of, or right to use, in accordance with Company policy as in effect immediately prior to the Effective Time, any personal, sick, vacation or other paid-time-off accrued but unused by such Continuing Employee immediately prior to the Effective Time.

(c)          From and after the Closing Date, Parent shall cause the Surviving Entity and/or its affiliates, as applicable, to honor and perform all written agreements listed as Employment Agreements or Equity Plans on Section 3.11(a) of the Company Disclosure Letter, between the Company and/or its affiliates, as applicable, on the one hand, and any Continuing Employee on the other.

(d)          Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Entity or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Entity or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Entity, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee, nor shall anything herein alter or limit the ability of Parent, the Surviving Entity or any affiliate of Parent to amend, modify or terminate any benefit plan, program, policy agreement or arrangement at any time, assumed, established, sponsored or maintained by any of them. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.7 shall (x) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or Merger Sub employee benefit plan, or (y) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 6.8           Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Merger by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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Section 6.9           Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.10         Security Holder Litigation. In the event that any litigation related to this Agreement, the Merger or the other Transactions is brought against the Company and/or its directors by security holders of the Company, the Company shall promptly notify Parent of such litigation and shall keep Parent informed on a current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense and settlement of any such litigation against the Company and/or its directors by security holders of the Company and no such settlement shall be agreed to by the Company or any Company Subsidiary without the Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned in the case of settlements that do not exceed in the aggregate the amount set forth on Schedule 6.10 of the Company Disclosure Letter).

Section 6.11         Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock and the Company Series D Preferred Stock from the NYSE and terminate their registration under the Exchange Act, provided, that such delisting and termination shall not be effective until after the Effective Time.

Section 6.12         Director and Officer Resignations. The Company shall use commercially reasonable efforts to cause to be delivered to Parent resignations executed by each director and officer of the Company and the Company Subsidiaries in office immediately prior to the Effective Time.

Section 6.13         Certain Tax Matters. Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the tax representation letters referred to herein. None of Parent or the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. All Parties shall treat the Merger as a reorganization under Section 368(a) of the Code and no Party shall take any positions inconsistent therewith for Tax purposes.

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Section 6.14         Tax Opinions and Tax Representation Letters.

(a)          Parent shall use its commercially reasonable best efforts to (i) obtain the opinions of counsel referred to in Section 7.3(c) and Section 7.2(e), (ii) deliver to Goodwin Procter LLP, counsel to Parent (or other nationally recognized REIT counsel to Parent, if applicable) a tax representation letter, dated as of the Closing Date and signed by an officer of Parent, in form and substance as set forth in Exhibit E-1, with such changes as are reasonably determined by Goodwin Procter LLP (or such other counsel) to be necessary or appropriate to account for the operation of Parent and the Parent Subsidiaries after the execution of this Agreement and that are approved by the Company, such approval not to be unreasonably withheld, and such other changes as are mutually agreeable to Parent and the Company, containing representations of Parent for purposes of rendering the opinion described in Section 7.3(c), and (iii) deliver to Latham & Watkins LLP, counsel to the Company, and Goodwin Procter LLP, counsel to Parent, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent, in form and substance as set forth in Exhibit E-2, with such changes as are mutually agreeable to the Company and Parent, containing representations of Parent as shall be reasonably necessary or appropriate to enable Latham & Watkins LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 7.3(d), respectively, and Goodwin Procter LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 7.2(e), respectively.

(b)          The Company shall use its commercially reasonable best efforts to (i) obtain the opinions of counsel referred to in Section 7.2(d) and Section 7.3(d), (ii) deliver to Latham & Watkins LLP, counsel to the Company, Parent, and Goodwin Procter LLP (or other counsel as may be rendering the opinion referred to in Section 7.3(c)), a tax representation letter, dated as of the Closing Date and signed by an officer of the Company, in form and substance as set forth in Exhibit E-3, with such changes as are reasonably determined by Latham & Watkins LLP to be necessary or appropriate to account for the operation of the Company and the Company Subsidiaries after the execution of this Agreement and that are approved by Parent, such approval not to be unreasonably withheld, and such other changes as are mutually agreeable to Parent and the Company, containing representations of the Company for purposes of rendering the opinion described in Section 7.2(d), and (iii) deliver to Goodwin Procter LLP, counsel to Parent, and Latham & Watkins LLP, counsel to the Company, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company, in form and substance as set forth in Exhibit E-4, with such changes as are mutually agreeable to the Company and Parent, containing representations of the Company as shall be reasonably necessary or appropriate to enable Goodwin Procter LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 7.2(e), respectively, and Latham & Watkins LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 7.3(d), respectively.

Section 6.15         Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

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Section 6.16         Dividends.

(a)          Except as provided in Sections 6.16(b) (with respect to REIT dividends payable in 2014) through (c) below, from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Section 8.1, neither the Company nor Parent shall make, declare or set aside any dividend or other distribution to its respective stockholders without the prior written consent of the Company (in the case of Parent) or Parent (in the case of the Company); provided, however, that the written consent of the other Party shall not be required (but written notice shall be given) for the authorization and payment of dividends expressly permitted by Section 5.1 or Section 5.2, as applicable, or to enable Parent or the Company, respectively, to maintain its qualification as a REIT and avoid incurring entity level income or excise taxes under the Code or applicable state law, including payment of dividends under Code Sections 858 or 860, as permitted in Article V (any such dividend, a “REIT Dividend”); provided, that the Parties agree to take such actions as are necessary to ensure that if either the holders of Company Common Stock or the holders of Parent Common Stock receive a distribution for a particular quarter prior to the Closing Date, then the holders of Company Common Stock and the holders of Parent Common Stock, as the case may be, shall also receive a distribution for such quarter whether in full or pro-rated for the applicable quarter as necessary to result in the holders of Company Common Stock and the holders of Parent Common Stock receiving dividends covering the same periods prior to the Closing Date. In the case of a REIT Dividend payable by the Company with respect to any taxable year, the amount of such REIT Dividend shall be determined without regard to the Special Dividend and shall not reduce the Merger Consideration.

(b)          If the Company or Parent determines that it is or may be necessary to declare a REIT Dividend with respect to 2014, the taxable year that includes the Closing Date, it shall notify the Parent (in the case of the Company) or the Company (in the case of Parent) as soon as practicable. The record date for any dividend payable pursuant to this Section 6.16(b) shall be the close of business on the last business day prior to the Closing Date and the payment date shall be within three business days after the Effective Time (or as soon as practicable thereafter). For the avoidance of doubt, the requirements set forth in this Section 6.16(b) shall not apply to the declaration and payment of a REIT dividend with respect to taxable years prior to 2014, although written notice shall be provided to the other Party in accordance with Section 6.16(a) above.

(c)          Promptly following Parent’s Delivery of a valid Asset Transfer Notice pursuant to Section 6.17, the Company Board (i) shall authorize and declare a dividend (the “Special Dividend”) to the Company’s stockholders in an amount per share determined by the Company after consultation with Parent (the “Special Dividend Amount”), based on the net proceeds (but which amount may be less than such net proceeds) to the Company from the Asset Transfer and an estimate of the aggregate number of shares of Company Common Stock that will be outstanding as of the close of business on the last business day prior to the Closing Date, and (ii) promptly set the record date for the Special Dividend as the close of business on the last business day prior to the anticipated Closing Date and deliver notice of such record date to the NYSE at least ten (10) days prior to the anticipated Closing Date. The Special Dividend shall be conditioned upon the closing of the Asset Transfer as set forth in Section 6.17. The Company shall deposit the Special Dividend Amount with the Company’s transfer agent on the closing date of the Asset Transfer and the payment date for the Special Dividend shall be within three business days after the Effective Time (or as soon as practicable thereafter). For purposes of determining whether the Company shall have distributed sufficient amounts to avoid incurring entity level income or excise taxes under the Code or applicable state Law, it is intended by the Parties and it shall be assumed that the amount of the Special Dividend that is attributable to the Company’s current or accumulated earnings and profits for U.S. federal income tax purposes shall result in a dividends paid deduction within the meaning of Section 561 of the Code.

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Section 6.17         Asset Transfer

(a)          Parent shall have the right to make an irrevocable election (the “Asset Transfer Election”), by written notice to the Company (the “Asset Transfer Notice”) delivered to the Company no later than 5:00 p.m. Pacific time on the business day that is at least fifteen (15) business days prior to the initial scheduled date for the Company Stockholder Meeting, to require that the Company sell, and for Parent or one or more Persons designated by Parent to agree to purchase or cause to be purchased (as described below) (collectively, the “Asset Transfer”), on the business day prior to the Effective Time, those assets, partial interests in assets, and/or interests in Subsidiaries, of the Company and the Company Subsidiaries as specified by Parent in the Asset Transfer Notice (the “Disposition Assets”); provided, however, the net equity value of such Disposition Assets shall not in the aggregate exceed $1,000,000,000. An Asset Transfer may include a contribution of Disposition Assets to a newly-formed single-member limited liability company owned by the Company. The Asset Transfer Notice shall specify the dollar amount of the purchase price in cash to be paid to the Company and the Company Subsidiaries in the Asset Transfer, which amount shall be equal to the reasonably equivalent fair market value for the Disposition Assets (the “Asset Transfer Purchase Price”). The Asset Transfer Notice shall not include as Disposition Assets any assets of the Company or any of the Company Subsidiaries that are encumbered by secured debt or that are subject to any third party restrictions on transfer, unless the lender or other beneficiary of such restrictions thereunder has consented to such transfer. At the reasonable request of Parent, the Company shall reasonably cooperate with Parent, at Parent’s expense, in obtaining any third-party consents, making any filings or taking any actions necessary to effect the Asset Transfer.

(b)          In the event that Parent shall have made a valid Asset Transfer Election, then not later than 9:00 a.m. Pacific time on the business day prior to the Effective Time:

(i)          Parent and Merger Sub shall provide the Company with an irrevocable written certification, in form and substance, reasonably satisfactory to the Company that confirms that the conditions to the obligations of Parent and Merger Sub to effect the Merger set forth in Section 7.2 have been irrevocably satisfied or waived; and the Company shall provide Parent and Merger Sub with an irrevocable written certification, in form and substance reasonably satisfactory to Parent and Merger Sub, that confirms that the conditions to the obligations of the Company to effect the Merger set forth in Section 7.3 have been irrevocably satisfied or waived.

(ii)         the Company shall, and shall cause the Company Subsidiaries to, and Parent shall or shall cause any purchaser of the Disposition Assets to, (A) establish an escrow with a national title company, as escrow agent, pursuant to a customary escrow arrangements through which such Asset Transfer shall be consummated and (B) enter into and deliver to the other party(ies) through such escrow such customary instruments of transfer (i.e., a grant, special or limited warranty deed, bill of sale and assignment of leases and contracts) and such other customary documents and instruments (e.g., documentary, excise or transfer tax statements, gap affidavits to allow for closing prior to recordation of the deeds and other title affidavits required to issue title insurance policies for the Disposition Assets in favor of any purchaser of the Disposition Assets, FIRPTA and any state equivalent certificates, evidence of authority, etc.) in order to effect the Asset Transfer.

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(iii)        Parent and Merger Sub shall, or shall cause any purchaser of the Disposition Assets to, take all action necessary to cause to be delivered into escrow the Asset Transfer Purchase Price in immediately available funds.

(c)          The Asset Transfer shall close not later than 1:00 p.m., Pacific on the business day prior to the Effective Time The term “close” as used in this Section 6.17, shall mean the time and date that the transactions with respect to such Asset Transfer are closed through escrow by delivery of the applicable transfer instruments and other documents and instruments and the funds released out of escrow to the Company and the Company Subsidiaries, regardless of whether such transfer instruments have been recorded in the official land records in which the applicable Disposition Assets are located.

(d)          Notwithstanding anything to the contrary in this Agreement, the term “Transactions” as used in this Agreement shall not include the Asset Transfer or any actions to be taken in connection therewith.

(e)          Parent and Merger Sub shall indemnify, defend, protect and hold harmless the Company and the Company Subsidiaries for any costs, expenses, liabilities, losses, Taxes, fees, penalties or other amounts due or arising out of or any way related to any Asset Transfer, including, without limitation, in connection with any agreements, documents or other instruments required to be delivered by the Company or any Company Subsidiaries with respect to such Asset Transfer. For purposes of the previous sentence, the U.S. federal and state income and excise Taxes payable by the Company shall equal the amount of such taxes payable by the Company in excess of the amounts that would have been payable had there been no Asset Disposition.

(f)          Parent shall bear all third party out-of-pocket expenses and costs (including but not limited to those of the Company and the Company Subsidiaries associated with the Asset Transfers (and any subsequent reconveyance).

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Section 6.18         Financing Cooperation.

(a)          Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and obtain the Bridge Financing on the terms and conditions described in the Bridge Commitment Letter, including using reasonable best efforts to (i) maintain in effect the commitment provided under the Bridge Commitment Letter, (ii) negotiate definitive agreements with respect to the Bridge Financing consistent with the terms and conditions contained in the Bridge Commitment Letter (any such agreements, the “Definitive Bridge Agreements”), (iii) satisfy on a timely basis (or obtain the waiver of) all conditions within Parent’s control in the Bridge Commitment Letter or the Definitive Bridge Agreements, as applicable, and comply with its obligations thereunder, and (iv) upon the satisfaction or waiver of such conditions, consummate the Bridge Financing at or prior to the Closing. Parent will have the right from time to time to amend, modify or replace the Bridge Commitment Letter; provided, that Parent will not, without the prior written consent of the Company, agree to, or permit, any amendment, modification or replacement of, or waiver under, the Bridge Commitment Letter or the definitive agreements relating to the Bridge Financing if such amendment, modification, replacement or waiver would (A) reduce the aggregate amount of the financing or (B) impose new or additional conditions or otherwise adversely expand or amend any of the conditions precedent or contingencies to the funding on the Closing Date of the financing as set forth in the Bridge Commitment Letter that, when considered with the other conditions taken as a whole, would reasonably be expected to prevent, impede or delay the consummation of the financing or the Transactions contemplated by this Agreement or make the funding of the financing less likely to occur or adversely impact the ability of the Parent to enforce its rights against the other parties to the Bridge Commitment Letter or the definitive documents with respect thereto; provided, further, that notwithstanding the foregoing, Parent may amend the Bridge Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Bridge Commitment Letter as of the date hereof if the addition of such parties, individually or in the aggregate, would not reasonably be expected to delay or prevent the consummation of the financing or the Closing.

(b)          If, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations under Section 6.18(a), any portion of the financing contemplated hereby is terminated or expires or otherwise becomes unavailable (other than any reductions in the commitment as contemplated by the section titled “Mandatory Prepayments and Commitment Deductions” set forth in the Bridge Commitment Letter) on the terms and conditions specified in the Bridge Commitment Letter or the Definitive Bridge Agreements, Parent will promptly notify the Company and will use its reasonable best efforts to arrange and obtain alternative financing from the same and/or alternative sources on terms and conditions not less favorable, taken as a whole, to Parent, than those contained in the Bridge Commitment Letter (“Alternative Financing”), upon terms and conditions which would not have any of the effects specified in clauses (A) or (B) of Section 6.18(a) above as promptly as reasonably practicable following the occurrence of such event.

(c)          Parent will keep the Company informed on a reasonably current basis of the status of its efforts to satisfy the conditions set forth in the Bridge Commitment Letter (other than any reductions, in the commitment as provided in the section titled “Mandatory Prepayments and Commitment Reductions” set forth in the Bridge Commitment Letter) , including (1) giving the Company prompt written notice of any material adverse change with respect to the financing, including if at any time the Bridge Commitment Letter expire or are terminated for any reason or if any financing source party to the Bridge Commitment Letter notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth therein, and (2) upon the Company’s reasonable request, advising and updating the Company, in a reasonable level of detail, with respect to status and proposed funding date. For purposes of this Agreement, references to “financing”, “Bridge Financing” and “Definitive Bridge Agreements” will include amendments, modifications or replacements permitted by this Section 6.18 and references to “Bridge Commitment Letter” will include such documents as permitted by this Section 6.18 to be amended, modified or replaced, in each case from and after such amendment, modification, or replacement.

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(d)          Prior to the Closing, the Company shall use commercially reasonable efforts to cooperate, and shall cause the Company Subsidiaries to use commercially reasonable efforts to cooperate, and shall use its reasonable best efforts to cause its and their Representatives, officers and employees to provide, on a timely basis, all reasonable cooperation requested by Parent in connection with the documentation and arrangement of any debt financing including the Bridge Financing (the “Debt Financing”) to the extent that such cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries, including (i) using reasonable best efforts to facilitate the provision of guarantees (effective as of the actual occurrence of Closing), (ii) providing customary financial and other pertinent information regarding the Company and the Company Subsidiaries and cooperating in the preparation of pro forma financial information for the Transactions (including information to be used in the preparation of an information package, offering memorandum, prospectus, prospectus supplement or similar document regarding the business, assets, operations, financial projections and prospects of Parent and the Company customary for such financing or reasonably necessary for the completion of the Debt Financing), including the financial information required to be delivered in connection with the Debt Financing and such other information as may be reasonably requested in writing by Parent to assist in preparation of customary offering or information documents to be used for the arrangement and documentation of the Debt Financing, (iii) reasonably cooperating with the marketing efforts for the Debt Financing (it being acknowledged that the Company agrees to consent, upon the prior written request of Parent, to Parent’s reasonable use of the Company’s and the Company Subsidiaries’ logos provided that such logos are used in a manner that is not reasonably likely to harm or disparage the Company or their marks and on such other customary terms and conditions as the Company shall reasonably impose) and using commercially reasonable efforts to provide an introduction and access to the Company’s existing lenders in connection with any syndication efforts, (iv) providing copies of any recent appraisals, environmental reports, evidence of title (including copies of deeds, lease documentation, title insurance policies and/or commitments for title insurance, title opinions, surveys, and similar information), and similar information with respect to the properties and assets of the Company and the Company Subsidiaries that are in the Company’s possession and that are reasonably requested by Parent, (v) assisting with, and providing information necessary for Parent to prepare other reasonably requested customary certificates, opinions or documents, including a customary certificate with respect to solvency matters, (vi) requesting such customary accountant comfort letters (including consents of accountants for use of their reports in any materials relating to the financing) as may be reasonably requested by Parent, (vii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or underwriters, as applicable, for the financing and their counsel and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies as are customary and reasonably requested by Parent, (viii) providing reasonable and customary assistance to Parent and its financing sources or underwriters, as applicable, in (A) the preparation of all credit agreements (including review of schedules for completeness), currency or interest hedging agreements or other agreements, offering documents, an offering memorandum, prospectus or prospectus supplement and other marketing and rating agency materials for the financing or (B) the preparation of amendments to or the termination of any of the Company’s or the Company Subsidiaries’ existing credit agreements, currency or interest hedging agreements, or other agreements and the release of all collateral and termination of all security interests thereunder (including by negotiating a customary payoff letter in customary form reasonably satisfactory to Parent with respect to any and all obligations of the Company and the Company Subsidiaries under their existing credit facilities which are intended to be repaid substantially simultaneously with the consummation of the Transactions, a draft of which the Company shall use commercially reasonable efforts to deliver to Parent five (5) business days prior to the Closing Date), in each case, on terms reasonably satisfactory to Parent and that are reasonably requested by Parent in connection with the Debt Financing, (ix) using commercially reasonable efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, including in connection with due diligence and preparation of pro forma financial information for the Transactions, (x) delivering or making available on EDGAR (A) unqualified audited financial statements for the Company for any fiscal year ending at least 60 days prior to the Closing Date and (B) unaudited financial statements for the Company for any quarterly period ending after the date of its most recent annual financial statements and more than 45 calendar days prior to the Closing Date, which shall be prepared in accordance with, or reconciled to, U.S. generally accepted accounting principles, (xi) using commercially reasonable efforts to permit any cash and marketable securities of the Company and the Company Subsidiaries to be made available to Parent and Merger Sub following the Effective Time, (xii) cooperating reasonably with Parent’s Debt Financing sources’ or underwriters’, as applicable, due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company, and (xiii) furnishing Parent and the financing sources promptly with all documentation and other information required by any Governmental Entity with respect to the financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and (xiii) providing customary authorization letters to the financing sources authorizing the distribution of information to prospective lenders; provided that (A) no obligation of the Company or any of the Company Subsidiaries under any such agreements, amendments. authorizations, resolutions, consents shall be effective until the actual occurrence of the Effective Time and (B) none of the Company or any of the Company Subsidiaries or their respective Representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not promptly reimbursed by Parent in connection with the Debt Financing prior to the Effective Time and (C) no member of the Company Board shall be required to take any action with respect to the Debt Financing and neither the Company nor any of the Company Subsidiaries shall be obligated to take any action that requires action or approval by the Company Board prior to the Effective Time. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 6.18 shall be (1) kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to potential financing sources and to rating agencies during the syndication and marketing of the financing subject to customary confidentiality undertakings by such potential financing sources and (2) supplied only to financial institutions or rating agencies or any of their respective representatives for use in connection with the financing.

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(e)          Parent shall (A) promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable and documented attorneys’ fees) incurred by the Company or any of the Company Subsidiaries in connection with the cooperation of the Company and the Company Subsidiaries contemplated by this Section 6.18 and (B) indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all documented out-of-pocket losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with Third Party claims arising out of the arrangement of the financing and any information used in connection therewith, except with respect to any information provided in writing by the Company or any of the Company Subsidiaries or contained in the Company SEC Documents. All non-public or other confidential information provided by or on behalf of the Company and the Company Subsidiaries pursuant to this Section 6.18 will be kept confidential in accordance with Section 6.1.

(f)          If Parent raises capital through asset sales, financings, refinancings, debt or equity offerings or otherwise (“Financing Proceeds”) and, as a result, the aggregate amount available under the Bridge Commitment Letter is reduced pursuant to the terms of the Bridge Commitment Letter, then Parent shall retain such portion of the Financing Proceeds equal to such reduction through the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII. For the avoidance of doubt, “retaining” such Financing Proceeds shall, without limitation, mean that (x) such Financing Proceeds shall not be used to repay indebtedness, to pay a dividend, to acquire any assets or to satisfy any financial obligations of Parent or any Parent Subsidiaries, and (y) Parent shall hold such Financing Proceeds in a bank deposit account, money market account, certificate of deposit, or other similar short-term investment.

(g)          Notwithstanding anything to the contrary set forth in this Section 6.18, Parent may amend, modify, replace, or terminate such Bridge Financing in any respect if (x) Parent has obtained, or entered into definitive agreements arranging for, Replacement Financing, and (y) the Company has provided its prior written consent to such amendment, modification, replacement or termination (such consent not to be unreasonably withheld, conditioned or delayed); provided, that such Replacement Financing is upon terms and conditions which would not reasonably be expected to prevent, impede or delay the consummation of the Transactions contemplated by this Agreement.  For purposes of this Section 6.18, “Replacement Financing” shall mean the issuance of equity and/or debt securities by Parent and/or any Parent Subsidiary, the sale of assets, the financing or refinancing of secured debt, the formation of a joint venture, any similar transaction or arrangement pursuant to which Parent receives cash proceeds or any combination of the foregoing.

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ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1           Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a)          Stockholder Approval. Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained;

(b)          Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened.

(c)          Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger or the other Transactions, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger or the other Transactions; and

(d)          Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.2           Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Parent on or prior to the Closing Date of each of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties set forth in Section 3.3 (Authority), Section 3.24 (Broker, Expenses) and Section 3.26 (Vote Required), shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in the second sentence of Section 3.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the as of the specific date set forth in such sentence, and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect. The Parties acknowledge and agree that any changes in the representations and warranties of the Company solely as a result of actions taken by the Company or the Company Subsidiaries after the date of this Agreement at the request or with the written consent of Parent, including the Asset Transfer, the Exchange Offers or the Preferred Redemption, shall be disregarded when determining whether the representations and warranties of the Company are true and correct as of the Effective Time.

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(b)          Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

(c)          No Material Adverse Effect. Since the date of this Agreement, no Effects have occurred that constitute a Company Material Adverse Effect.

(d)          REIT Opinion. Parent shall have received a written opinion of Latham & Watkins LLP, dated as of the Closing Date and in form and substance as set forth in Exhibit G and with such changes as are mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld, to the effect that, commencing with the Company’s taxable year that ended on December 31, 1997, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion shall be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in the tax representation letter described in Section 6.14(b)(ii).

(e)          Section 368 Opinion. Parent shall have received the written opinion of its counsel, Goodwin Procter LLP, dated as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulations S-K under the Securities Act, and the Closing Date and in form and substance as set forth in Exhibit H, and with such changes as are mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon the tax representation letters delivered pursuant to Section 6.14(b). The condition set forth in this Section 7.2(e) shall not be waivable after receipt of the Parent Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

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Section 7.3            Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties set forth in Section 4.3 (Authority), Section 4.24 (Broker, Expenses) and Section 4.26 (Vote Required), shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in the second sentence of Section 4.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the specific date set forth in such sentence, and (iii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.

(c)          REIT Opinion. The Company shall have received a written opinion of Goodwin Procter LLP, or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company, dated as of the Closing Date and in form and substance as set forth in Exhibit I and with such changes as are mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld, to the effect that, commencing with Parent’s taxable year that ended on December 31, 2009, Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion shall be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in the tax representation letter described in Section 6.14(a)(ii).

(d)          Section 368 Opinion. The Company shall have received a written opinion of its counsel, Latham & Watkins LLP, dated as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulations S-K under the Securities Act, and the Closing Date and in form and substance as set forth in Exhibit J, and with such changes as are mutually agreeable to the Company and Parent, such agreement not to be unreasonably withheld, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon the tax representation letters delivered pursuant to Section 6.14(a). The condition set forth in this Section 7.3(d) shall not be waivable after receipt of the Company Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

(e)          No Material Adverse Effect. Since the date of this Agreement, no Effects have occurred that constitute a Parent Material Adverse Effect.

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ARTICLE VIII

TERMINATION

Section 8.1           Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Company Stockholder Approval, if applicable) as follows:

(a)          by mutual written consent of Parent and the Company;

(b)          by either Parent or the Company, prior to the Effective Time, if there has been a breach by the other Party or Parties of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (i) in the case of the Company would, or would reasonably be expected to, result in the conditions in Section 7.1 and Section 7.2 not being satisfied and (ii) in the case of a breach by Parent or Merger Sub, that would reasonably be expected to prevent, or materially impair or delay, the ability of either Parent or Merger Sub to perform its obligations under this Agreement, or to consummate the Merger and the other Transactions (and in each case such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) twenty (20) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (y) three (3) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(c)          by either Parent or the Company, if the Effective Time shall not have occurred by midnight, New York City time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the primary cause of, or resulted in, the Effective Time not occurring prior to the Outside Date;

(d)          by Parent, prior to the Company Stockholder Approval being obtained, if (i) the Company Board shall have effected a Change in Recommendation; (ii) the Company Board approves or adopts, recommends to the stockholders of the Company to approve or adopt, or enters into an agreement with respect to any Competing Transaction (other than a confidentiality agreement entered into in compliance with Section 5.3(b)); (iii) the Company shall have failed to include in the Joint Proxy Statement the recommendation of the Company Board in favor of the approval of the Merger; (iv) if a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is commenced, and the Company Board does not recommend against acceptance of such tender offer or exchange offer by its stockholders within ten business days following commencement of such offer (or, in the event of a change in the terms of the tender offer, within ten business days of the announcement of such changes); (v) the Company has materially breached its obligations under Section 5.3(a); or (vi) the Company publicly announces its intention to do any of the foregoing; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d) shall expire at 5:00 p.m., California time, on the tenth (10th) business day following the date on which Parent became aware that the event permitting such termination occurred;

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(e)          by the Company if, prior to the Company Stockholder Approval being obtained, (i) the Company Board (or any committee thereof) has received a Superior Proposal, and (ii) the Company Board (or any committee thereof) has determined in good faith (after consulting with its outside legal counsel) that the failure to accept such Superior Proposal is reasonably likely to be inconsistent with the exercise of the duties of the members of the Company Board (or any committee thereof) under applicable Law; provided that the Company shall thereafter pay the Company Termination Fee to Parent concurrently with such termination;

(f)          by either the Company or Parent if a Governmental Entity of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of the Company, shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or other Transactions; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(f) shall have complied with its obligations under Section 6.2 to use reasonable best efforts to prevent the entry of and to remove such order, decree or ruling;

(g)          by either the Company or Parent, if the Company Stockholder Approval in favor of the approval of the Merger shall not have been obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; provided that the right to terminate this Agreement under this Section 8.1(g) shall not be available to the Company if the failure to obtain such Company Stockholder Approval was primarily caused by any action or failure to act of the Company that constitutes a material breach of this Agreement; or

(h)          by either Parent or the Company, if the Parent Stockholder Approval to approve the issuance of Parent Common Stock in connection with the Merger shall not have been obtained at the Parent Stockholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; provided that the right to terminate this Agreement under this Section 8.1(h) shall not be available to Parent if the failure to obtain such Parent Stockholder Approval was primarily caused by any action or failure to act of Parent that constitutes a material breach of this Agreement.

Section 8.2           Effect of Termination.

(a)          In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, Section 6.1(b), this Section 8.2 and Section 9.3 through Section 9.14 shall survive such termination; provided, however, that subject to Section 8.2(b), nothing herein shall relieve any Party from liability for a Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination; provided, further, that nothing in this Agreement shall prohibit the Company from seeking to prove that any damages include the benefit of the bargain lost by the Company stockholders (taking into consideration relevant matters, including the total amount payable to such stockholders under this Agreement and the time value of money and any relevant breaches by the Company, Parent or Merger Sub), in each case to the extent not otherwise recoverable by such stockholders.

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(b)          Company Termination Fee and Expense Reimbursements.

(i)          If (A) the Company terminates this Agreement pursuant to Section 8.1(e) or (B) Parent terminates this Agreement pursuant to Section 8.1(d), within two (2) business days after such termination (or concurrently with the termination if terminated pursuant to Section 8.1(e)) the Company shall pay a fee of $170,000,000 in cash (the “Company Termination Fee”) and, upon the payment of the Company Termination Fee, the Company shall have no further liability with respect to this Agreement or the Transactions to Parent or Merger Sub.

(ii)         If (A) this Agreement is terminated by either the Company or Parent pursuant to Section 8.1(g) or by Parent pursuant to Section 8.1(b), and (B) the Company Board had received prior to the Company Stockholder Meeting a Competing Proposal, which was not withdrawn at or prior to the time of the Company Stockholder Meeting or, if there has been no Company Stockholder Meeting, prior to the termination of this Agreement, and (C) within twelve (12) months after termination of this Agreement, the Company consummates a Competing Transaction or enters into an agreement providing for a Competing Transaction (that is later consummated), within one (1) business day after the consummation of such Competing Transaction, the Company shall pay or cause to be paid to the Parent the Company Termination Fee less, if applicable, any Reimbursable Expenses previously paid by the Company to Parent, and upon the payment of the Company Termination Fee the Company shall have no further liability with respect to this Agreement or the Transactions to Parent or Merger Sub.

(iii)        If this Agreement is terminated (A) by Parent pursuant to Section 8.1(b) or (B) by the Company or Parent pursuant to Section 8.1(g), the Company shall pay to Parent an amount equal to Parent’s Reimbursable Expenses. If this Agreement is terminated (A) by the Company pursuant to Section 8.1(b) or (B) by the Company or Parent pursuant to Section 8.1(h), Parent shall pay to the Company an amount equal to the Company’s Reimbursable Expenses. Any payments pursuant to this Section 8.2(b)(iii) shall be made within two (2) business days of termination. “Reimbursable Expenses” means any and all out-of-pocket fees and expenses (including, without limitation, legal, investment banking, accounting, banking and consulting fees and expenses) up to an aggregate of $10,000,000 actually incurred in connection with the due diligence investigation, negotiation, preparation and execution of this Agreement and the preparation for the consummation of the Transactions contemplated hereby (subject to reasonable documentation).

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(iv)         In the event the Company Termination Fee and/or Parent’s Reimbursable Expenses are payable pursuant to the preceding clauses (i)-(iii), the Company Termination Fee and/or Parent’s Reimbursable Expenses shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion. In the event the Company’s Reimbursable Expenses are payable pursuant to clause (iii) above, the Company’s Reimbursable Expenses shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company.

(v)          If one Party to this Agreement (the “Payor”) is required to make a payment to another Party to this Agreement (the “Payee”) pursuant to this Article VIII, then notwithstanding anything to the contrary in this Agreement, unless the Payee shall have received, and notified the Payor in writing of its receipt and directing that payment be made otherwise than into escrow as provided below, a tax opinion of counsel or a ruling from the IRS to the effect that the Payee’s receipt of such payment will be treated as qualifying income with respect to the Payee for purposes of Section 856(c)(2) and 856(c)(3) of the Code or shall be excluded from income for such purposes (a “Positive Tax Opinion or Ruling”), the aggregate amount of the payment to be paid to the Payee pursuant to this Article VIII shall be placed into escrow as directed by the Payee and the amounts payable to the Payee shall be limited to the maximum amount (“Allowed Fee”) that can be paid without causing the Payee’s receipt of its pro rata share of such funds to cause the Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute qualifying income for such purposes, as determined by independent accountants to the Payee . In the event that any payment to be made pursuant to this Article VIII exceeds the Allowed Fee, then such excess amount (the “Escrowed Fee”) shall be retained by the escrow agent in a separate interest-bearing, segregated account for the account of the Payor. The Payee shall pay all costs associated with obtaining any tax opinion of counsel or ruling from the IRS described above. The Escrowed Fee shall be fully disbursed (and therefore any unpaid portion of the payment pursuant to this Article VIII shall be paid to the Payee ) upon receipt of a Positive Tax Opinion or Ruling. To the extent not previously paid, upon any determination by independent accountants to the Payee that any additional amount of the Company Termination Fee may be disbursed to the Payee without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code, determined as if the payment of such amount did not constitute qualifying income for such purposes, the determination of such independent accountants shall be provided to the escrow agent and such additional amount shall be disbursed. At the end of the second calendar year beginning after the date on which the Competing Transaction is consummated (or earlier if directed by the Payee), any remainder of the Escrowed Fee (together with interest thereon) then being held by the escrow agent shall be disbursed to the Payor and, in the event that the payment pursuant to this Article VIII has not by then been paid in full, such unpaid portion shall be deemed forgiven. The Payee shall bear any and all expenses associated with the escrow of the Escrowed Fee. The Payee is hereby granted the power of attorney on behalf of the Payor to execute, acknowledge, swear to and deliver all such documents required in connection with the foregoing escrow account, such power to be irrevocable and coupled with an interest.

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(c)          Liquidated Damages. Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Company Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, Parent’s right to receive payment of the Company Termination Fee from the Company shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

ARTICLE IX

MISCELLANEOUS

Section 9.1           Amendment and Modification; Waiver.

(a)          Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Stockholder Approval, if applicable, by written agreement of the Parties; provided, however, that after the approval of the Merger by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Notwithstanding anything to the contrary contained herein, this Section 9.1(a), and Section 9.9, Section 9.11(c), Section 9.12, Section 9.13 and Section 9.16 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would adversely modify the substance of any of the foregoing provisions in any manner that is materially adverse to any Lender Party or any Lender Related Party) may not be modified, waived or terminated in a manner that is adverse in any respect to a Lender Party or a Lender Related Party without the prior written consent of such Lender Party or Lender Related Party.

(b)          At any time and from time to time prior to the Effective Time, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

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Section 9.2           Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time; provided that this Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time, which shall each survive. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 9.3           Expenses. Except as provided in Section 8.2, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except that Parent shall pay, whether or not the Merger or any other Transaction is consummated, all Expenses incurred in connection with (a) printing, filing and mailing the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Joint Proxy Statement, (b) any filing with antitrust authorities, and (c) the Exchange Agent. Notwithstanding anything to the contrary contained herein, Parent shall pay the amount of any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the Transactions.

Section 9.4           Notices. All notices, requests, claims, consents, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice, and a copy of each notice shall also be sent via e-mail.

if to Parent or Merger Sub, to:

Essex Property Trust, Inc.
925 East Meadow Drive
Palo Alto, CA 94303
Attention: Chief Executive Officer
Facsimile: (650) 494-8743

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with copies to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, Massachusetts 02109

Attention: Gilbert G. Menna

    John T. Haggerty

Facsimile: (617) 523-1231

and

if to the Company, to:

BRE Properties, Inc.

525 Market Street

4th Floor

San Francisco, CA 94105
Attention: Chief Executive Officer
Facsimile: 415-445-6577

with copies to:

Latham & Watkins LLP

505 Montgomery Street

San Francisco, California 94111

Attention: John M. Newell

   William J. Cernius

Facsimile: (415) 395-8095

Section 9.5           Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain standstill provisions.

“Below Market Rate Agreement” is any obligation imposed by a Governmental Entity to provide apartment units at a project owned by a Party to moderate, low or very low income families at below market rate rents whether identified as an Affordable Housing Agreement, regulatory agreement or covenants and restrictions running with the property.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, restricted stock unit, profits interest unit, equity, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, profit sharing or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, whether funded or unfunded, written or unwritten, for the benefit of any current or former employee, officer, manager, director or consultant.

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“business days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the bylaws of the Company, as amended and restated as of the date of this Agreement.

“Company Certificate” means the Articles of Incorporation of the Company as amended, amended and restated and supplemented and in effect on the date hereof.

“Company Equity Plan” means the Amended and Restated 1992 Employee Stock Plan, the 1999 Stock Incentive Plan and the Fifth Amended and Restated Non-Employee Stock Option and Restricted Stock Plan, as each such plan may be amended from time to time.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Joint Venture” shall mean the joint ventures set forth in Section 9.5 of the Company Disclosure Letter.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has a material adverse effect on the financial condition, business, assets, properties, or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any changes in general United States or global economic conditions to the extent that such Effects do not disproportionately have a greater adverse impact on the Company relative to other companies of comparable size to the Company operating in the REIT industry, (ii) conditions (or changes therein) in the REIT industry to the extent that such Effects do not disproportionately have a greater adverse impact on the Company relative to other companies of comparable size to the Company operating in the REIT industry, (iii) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes effecting financial, credit or capital market conditions, (iv) any change in GAAP or interpretation thereof, (v) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity, (vi) any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement or any actions taken at the request or with the consent of Parent or Merger Sub and any Effect attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom (including any litigation arising from allegations of a breach of duty or violation of applicable Law), (vii) changes in the Company Common Stock price or the trading volume of the Company Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (viii) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (ix) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, and (x) any reduction in the credit rating of the Company or the Company Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account).

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“Company Office Leases” means each of the leases set forth in Section 9.5 of the Company Disclosure Letter.

“Company Stockholder Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Competing Proposal” means any proposal made by a Person or group (other than a proposal or offer by Parent or any of its Subsidiaries) at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 20% of the assets of, equity interest in, or businesses of, the Company or any Company Subsidiary (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer, joint venture or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Merger or the other Transactions.

“Competing Transaction” means a transaction with a Person or group (other than a proposal or offer by Parent or any of its Subsidiaries) pursuant to which such Person or group acquire beneficial ownership of at least 20% of the assets of, equity interest in, or businesses of, the Company or any Company Subsidiary (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer, joint venture or otherwise, including any single or multi-step transaction or series of related transactions).

“Confidentiality Agreement” means the Confidentiality Agreement, dated November 11, 2013, between Parent and the Company.

“DRIP” means the Company’s Direct Stock Purchase and Dividend Reinvestment Plan.

“DSOS” means the Secretary of State of the State of Delaware.

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“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means all Laws relating to pollution or protection of health, safety, natural resources or the environment, or the generation, use, treatment, storage, handling, transportation or release of, or exposure to, Hazardous Substances, including, without limitation, the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar federal, state, and local statutes.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business (whether or not incorporated), is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement, the solicitation of stockholder and stockholder approvals, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon gas, and petroleum products or by-products.

“Indebtedness” means with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

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“Intellectual Property Rights” means all rights in or to all U.S. or foreign: (i) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (ii) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (iv) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (vi) domain name registrations.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“knowledge” when used herein (A) with respect to Parent and Merger Sub shall mean the actual knowledge of the persons named in Schedule A and (B) when used with respect to the Company means the actual knowledge of the persons named in Schedule B.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Lender Party” means, any Lender or any arranger, administrative agent or collateral agent in respect of the Debt Financing.

“Lender Related Party” means any former, current and future affiliates of any Lender Party and any officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, controlling person, advisor, attorney or representatives, or the heirs, executors, successors and assigns of any of the foregoing or any Lender Party.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Merger Sub Governing Documents” means (i) the certificate of incorporation of Merger Sub as in effect on the date hereof and (ii) the bylaws of Merger Sub as in effect on the date hereof.

“NYSE” means the New York Stock Exchange.

“Outside Date” means June 17, 2014.

“Parent Equity Plan” means Parent’s 1994 Stock Incentive Plan, as amended, 1994 Non-Employee and Director Stock Incentive Plan, 2004 Stock Incentive Plan, 2013 Stock Award and Incentive Compensation Plan, and Non-Employee Director Equity Award Program.

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“Parent Governing Documents” means (i) the Articles of Incorporation of Parent as amended and in effect on the date hereof and (ii) the bylaws of Parent, as amended and restated as of the date of this Agreement.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has a material adverse effect on the financial condition, business, assets, properties, or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any changes in general United States or global economic conditions to the extent that such Effects do not disproportionately have a greater adverse impact on Parent relative to other companies of comparable size to Parent operating in the REIT industry, (ii) conditions (or changes therein) in the REIT industry to the extent that such Effects do not disproportionately have a greater adverse impact on Parent relative to other companies of comparable size to Parent operating in the REIT industry, (iii) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes effecting financial, credit or capital market conditions,(iv) any change in GAAP or interpretation thereof, (v) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity, (vi) any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement or any actions taken at the request or with the consent of the Company and any Effect attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom (including any litigation arising from allegations of a breach of duty or violation of applicable Law), (vii) changes in the Parent Common Stock price or the trading volume of the Parent Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (viii) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (ix) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, and (x) any reduction in the credit rating of Parent or the Parent Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account).

“Parent Joint Venture” means a partnership, limited liability company or other entity in which Parent or a Parent Subsidiary is a partner, member, investor or constituent with a Parent Third Party (whether or not Parent or a Parent Subsidiary holds or owns a majority of the ownership interests therein).

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“Parent LP” means Essex Portfolio, L.P., a California limited partnership.

“Parent Stockholder Meeting” means the meeting of the holders of shares of Parent Common Stock for the purpose of seeking the Parent Stockholder Approval, including any postponement or adjournment thereof.

“Person” or “person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act) or other entity or organization.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and its Subsidiaries.

“Specified Consent” means the consent set forth on Section 9.5 of the Company Disclosure Letter.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a written Competing Proposal (that did not result from a material breach of Section 5.3) for or in respect of at least a majority of the outstanding Company Common Stock or assets of the Company, made by any Person on terms that the Company Board determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Company Board considers to be appropriate (including all regulatory and timing aspects of such proposal and the availability of financing), are more favorable to the Company and its stockholders than the Merger, which Competing Proposal is reasonably likely to be consummated.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, or addition thereto, whether disputed or not.

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“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“VWAP of Parent Common Stock” means the volume weighted average price of Parent Common Stock for a (10) trading day period, starting with the opening of trading on the first trading day to the closing of the second to last trading day prior to the Closing Date, as reported by Bloomberg.

“Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

Section 9.6           Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Allowed Fee”	Section 8.2(b)
“Alternative Financing”	Section 6.18(b)
“Articles of Merger”	Section 1.3
“Asset Transfer”	Section 6.17(a)
“Asset Transfer Election”	Section 6.17(a)
“Asset Transfer Notice”	Section 6.17(a)
“Asset Transfer Purchase Price”	Section 6.17(a)
“Base Premium”	Section 6.4(d)
“Book-Entry Shares”	Section 2.2(b)
“Bridge Commitment Letter	Section 4.25(a)
“Bridge Financing	Section 4.25(a)
“Cash Consideration”	Section 2.1(a)
“Cash Consideration Exchange Ratio”	Section 2.4(a)
“Certificate of Merger”	Section 1.3
“Certificates”	Section 2.2(b)
“Change in Recommendation”	Section 5.3(a)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Company”	Preamble
“Company Benefit Plans”	Section 3.11(a)
“Company Board”	Recitals
“Company Board Recommendation”	Recitals
“Company Common Stock”	Recitals
“Company Designees”	Section 1.6
“Company Disclosure Letter”	Article III
“Company Equity Awards”	Section 2.4(d)

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“Company Equity Interests”	Section 3.2(a)
“Company Financial Advisor”	Section 3.21
“Company Financial Statements”	Section 3.6
“Company Ground Leases”	Section 3.19(f)
“Company Insurance Policies	Section 3.22
“Company Leases”	Section 3.19(e)
“Company Management Agreements”	Section 3.19(m)
“Company Material Contract”	Section 3.14(b)
“Company Pending Acquisitions”	Section 5.1(e)
“Company Permits”	Section 3.18(b)
“Company Permitted Liens”	Section 3.19(b)
“Company Preferred Stock”	Section 3.2(a)
“Company Properties”	Section 3.19(a)
“Company Property”	Section 3.19(a)
“Company Restricted Shares”	Section 2.4(b)
“Company SEC Documents”	Section 3.6
“Company Series D Preferred Stock”	Section 3.2(a)
“Company Shares”	Recitals
“Company Stock Option”	Section 2.4(a)
“Company Stockholder Approval”	Section 3.26
“Company Subsidiary”	Section 3.1(b)
“Company Subsidiary Partnership”	Section 3.13(f)
“Company Tax Protection Agreements”	Section 3.13(f)
“Company Termination Fee”	Section 8.2(b)(i)
“Company Third Party”	Section 3.19(i)
“Company Title Insurance Policies”	Section 3.19(k)
“Company Title Insurance Policy”	Section 3.19(k)
“Company Voting Debt”	Section 3.2(a)
“Continuing Employees”	Section 6.7(a)
“Covered Persons”	Section 6.4(a)
“Debt Exchange Offers”	Section 2.7(a)
“Debt Financing”	Section 6.18(d)
“Definitive Bridge Agreements”	Section 6.18(a)
“DGCL”	Recitals
“Disclosed Conditions”	Section 4.25(e)
“Disposition Assets”	Section 6.17(a)
“EDGAR”	Section 3.6(b)
“Effective Time”	Section 1.3
“Exchange Act”	Section 3.6
“Exchange Agent”	Section 2.2(a)
“Exchange Fund”	Section 2.2(a)
“Exchange Ratio”	Section 2.1(a)
“Existing Development Projects”	Section 5.1(t)
“Financing Proceeds”	Section 6.18(f)
“Form S-4”	Section 3.5
“Fractional Share Consideration”	Section 2.1(a)

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“GAAP”	Section 3.6
“Governmental Entity”	Section 3.5
“Indemnification Agreements”	Section 6.4(a)
“Intervening Event Notice Period”	Section 5.3(e)
“Joint Proxy Statement”	Section 3.5
“Legal Proceeding”	Section 3.10
“Lenders”	Section 4.25(a)
“Lifestyle Associates”	Section 3.29
“Maryland Court”	Section 9.11(b)
“Merger”	Recitals
“Merger Consideration”	Section 2.1(a)
“Merger Sub”	Preamble
“MGCL”	Recitals
“New Notes”	Section 2.7(a)
“Notes”	Section 2.7(a)
“Offer Documents”	Section 2.7(c)
“Option Agreement”	Section 3.29
“Parent”	Preamble
“Parent Agreements”	Section 4.14(a)
“Parent Benefit Plans”	Section 4.11(a)
“Parent Board”	Recitals
“Parent Common Stock”	Section 2.1(a)
“Parent Disclosure Letter”	Article IV
“Parent Equity Awards”	Section 4.2(a)
“Parent Equity Interests”	Section 4.2(a)
“Parent Financial Advisor”	Section 4.21
“Parent Financial Statements”	Section 4.6
“Parent Ground Leases”	Section 4.19(f)
“Parent Leases”	Section 4.19(e)
“Parent Management Agreements”	Section 4.19(m)
“Parent Material Contract”	Section 4.14(b)
“Parent Permits”	Section 4.18(b)
“Parent Permitted Liens”	Section 4.19(b)
“Parent Preferred Stock”	Section 4.2(a)
“Parent Properties”	Section 4.19
“Parent Property”	Section 4.19(a)
“Parent Restricted Shares”	Section 2.4(b)
“Parent SEC Documents”	Section 4.6
“Parent Series G Preferred Stock”	Section 4.2(a)
“Parent Series H Preferred Stock”	Section 4.2(a)
“Parent Stock Option”	Section 2.4(a)
“Parent Stockholder Approval”	Section 4.26
“Parent Subsidiary”	Section 4.1(c)
“Parent Subsidiary Partnership”	Section 4.13(g)
“Parent Tax Protection Agreements”	Section 4.13(g)
“Parent Third Party”	Section 4.19(i)

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“Parent Title Insurance Policies”	Section 4.19(k)
“Parent Title Insurance Policy”	Section 4.19(k)
“Parent Voting Debt”	Section 4.2(a)
“Parties”	Recitals
“Party”	Recitals
“Payee”	Section 8.2(b)
“Payor”	Section 8.2(b)
“Positive Tax Opinion or Ruling”	Section 8.2(b)
“Preferred Redemption”	Section 2.1(b)
“Qualified REIT Subsidiary”	Section 5.1(k)
“Reimbursable Expenses”	Section 8.2(b)
“REIT”	Section 3.13(b)
“REIT Dividend”	Section 6.16(a)
“Replacement Financing”	Section 6.18(g)
“Required Payment Amount”	Section 4.25(d)
“Sarbanes-Oxley Act”	Section 3.6
“SDAT”	Section 1.3
“SEC”	Section 3.5
“Securities Act”	Section 3.6
“Special Dividend”	Section 6.16(c)
“Special Dividend Amount”	Section 6.16(c)
“Stock Award Exchange Ratio”	Section 2.4(a)
“Stock Consideration”	Section 2.1(a)
“Surviving Entity”	Section 1.1
“Takeover Statutes”	Section 3.25
“Taxable REIT Subsidiary”	Section 3.13(n)
“Transactions”	Recitals

Section 9.7           Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation,” unless the context expressly provides otherwise. As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified. References in this Agreement to any item, document or information having been “delivered,” “made available” or any variation thereof means an item or document has been delivered or made available to the applicable recipient party by posting such item, document and information to, in the case of the Company, the “Project LRM” data room on intralinks.com or the “Due Diligence” data room on rrdvenue.com, or in the case of Parent, the “Project Bronco” data room on intralinks.com, at least one (1) business day prior to the execution of this Agreement and not removed after it was posted. Any pronoun shall include the corresponding masculine, feminine and neuter forms, and the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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Section 9.8           Counterparts. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.9           Entire Agreement; Third-Party Beneficiaries.

(a)          This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be amended so that until the termination of this Agreement in accordance with Section 8.1 hereof, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)          Except (i) as provided in Section 1.6 and Section 6.4 and (ii) the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s or Merger Sub’s breach of this Agreement, neither this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties and, only with respect to Section 9.1(a), this Section 9.9 and Section 9.11, Section 9.12, Section 9.13 and Section 9.16, the Lender Parties and the Lender Related Parties, any rights or remedies hereunder.

Section 9.10         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy in any jurisdiction, such term or other provision shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Mergers that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

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Section 9.11         Governing Law; Jurisdiction.

(a)          This Agreement, and all claims or causes of actions (whether at Law, in equity, in contract or in tort) that may be based upon, arise out of, or are related to, this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland applicable to agreements entered into and performed entirely therein by residents thereof, without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)          All Legal Proceedings and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Circuit Court for Baltimore City (Maryland) (the “Maryland Court”).  Each of the Parties hereby irrevocably and unconditionally agrees to request and/or consent to the assignment of any such proceeding to the Maryland Court’s Business and Technology Case Management Program. Each of the Parties hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of the Maryland Court for the purpose of any Legal Proceeding brought by any Party arising out of or relating to this Agreement or any ancillary agreement, (b) agrees not to commence any such action or proceeding except in the Maryland Court, (c) agrees that any claim with respect to any such action or proceeding shall be heard and determined in the Maryland Court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to venue of any such action or proceeding in the Maryland Court, and (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Maryland Court.  Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive, subject to any rights of appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Agreement shall, however, limit or affect the rights of any Party to pursue appeals from any judgments or orders of the Maryland Court as provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.4.  Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(c)          Notwithstanding anything in preceding clause (b) to the contrary, and without limiting anything set forth in Section 9.16, each of the parties hereto agrees that it will not bring or support any suit, action or other proceeding (whether at law, in equity, in contract, in tort or otherwise) against any Lender Party or Lender Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including the Transactions and any related financing), including any dispute arising out of or relating in any way to the Bridge Financing, or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof). The parties hereto further agree that all of the provisions of Section 9.12 relating to waiver of jury trial shall apply to any suit, action or other proceeding referenced in this Section 9.11(c).

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Section 9.12         Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.12.

Section 9.13         Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that (a) Merger Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) Parent and one or more direct or indirect wholly owned Subsidiaries of Parent, or (iii) one or more direct or indirect wholly owned Subsidiaries of Parent and (b) Parent and Merger Sub may assign, in their sole discretion and without the consent of any other Party, any or all of their rights, interests and obligations hereunder to any of their lenders or other financing sources from time to time as collateral security. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentences, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.14         Enforcement; Remedies.

(a)          Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)          The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 9.14, including the limitations set forth in Section 9.14(c), it is agreed that prior to the termination of this Agreement pursuant to Article VIII, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

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(c)          The Parties’ right of specific enforcement is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.14. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.14.

Section 9.15         Tax Advice. Neither Parent, Merger Sub or their respective advisors, on the one hand, nor the Company or their respective advisors, on the other hand, make any representations or warranties to the other regarding the Tax treatment of the Merger or any other Transaction, and each of the Parties acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement.

Section 9.16         No Recourse. Without limiting any other provision in this Agreement (including the rights of the Lender Parties and the Related Lender Parties set forth in Section 9.9(b), this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the parties hereto, and no Lender Party or Lender Related Party shall have any liability for any obligations or liabilities of the parties hereto or for any claim (whether in tort, contract or otherwise), based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. In no event, shall the Company or any of its affiliates, and the Company agrees not to, and to cause its affiliates not to, (A) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Lender Party or Lender Related Party or (B) seek to enforce the commitments against, make any claims for breach of the Bridge Financing or Debt Financing commitments against, or seek to recover monetary damages from, or otherwise sue, the Lender Parties or the Lender Related Parties for any reason, including in connection with the Bridge Financing or Debt Financing commitments or the obligations of Lenders thereunder. Nothing in this Section 9.16 shall in any way limit or qualify the obligations and liabilities of the parties to the Bridge Commitment Letter or the Debt Financing commitments to each other or in connection therewith.

(Remainder of Page Intentionally Left Blank)

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ESSEX PROPERTY TRUST, INC.

By	/s/ Michael Schall
Name: Michael Schall
Title: President and Chief Executive Officer

BRONCO ACQUISITION SUB, INC.

By	/s/ Michael Schall
Name: Michael Schall
Title: President

BRE PROPERTIES, INC.

By	/s/ Constance B. Moore
Name: Constance B. Moore
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger